Exhibit 10.24(a)

THE PRUDENTIAL REAL ESTATE AFFILIATES, INC.

FRANCHISE AGREEMENT

i

Exhibit “A”	-	Approved Broker Management Systems
Exhibit “B”	-	Original Locations and Other Offices
Exhibit “C”	-	Prudential Referral Services, Inc. – Broker to Broker Referral Terms and Conditions
Exhibit “D”	-	Schedule of Names and Addresses of Sole Proprietor or Shareholders, Partners,
Principal Officers, and If a Limited Liability Company, Members and Managers as Applicable, and Other Information

Prudential

THE PRUDENTIAL

REAL ESTATE BROKERAGE FRANCHISE AGREEMENT

This Franchise Agreement (“Agreement”) is made and entered into as of March 4, 2004 (the “Effective Date”), by and between The Prudential Real Estate Affiliates, Inc., a Delaware corporation (“Franchisor”), and Watermark Realty, Inc., a Delaware corporation, doing business in the State of Florida as Prudential Florida WCI Realty (“Franchisee”).

THE PARTIES AGREE:

I.

NATURE AND SCOPE OF AGREEMENT

Franchisor has developed and intends to engage in the ongoing development and operation of a “System” (as defined in Article II hereof) under certain “Service Marks” (as defined in Article II hereof) operated in accordance with the provisions of this Agreement and Franchisor’s “Operations Manual” (as defined in Article II hereof), as amended from time to time.

Franchisor is a wholly owned operating subsidiary of Prudential Financial, Inc. The Prudential Insurance Company of America (“Prudential”) and its affiliated entities are the owners of the Service Marks and all rights in respect thereof. Pursuant to a License Agreement between Franchisor and Prudential, Franchisor has been authorized to use, and to license others to use, the Service Marks.

Franchisor is engaged in the administration and development of programs for the operation of real estate brokerage businesses utilizing the Service Marks, operational techniques, service concepts and proprietary information owned or authorized to be used by and identified with Franchisor and/or Prudential. Franchisor’s activities in general, and its real estate brokerage programs in particular, are undertaken to develop, maintain and enhance the Service Marks and Franchisor’s reputation for total service in all fields of real estate brokerage and related services throughout the United States.

Franchisee desires to be franchised and licensed by the Franchisor to participate in and use the System, Service Marks and goodwill of Franchisor to conduct the “Franchised Business” (as defined in Article II hereof) in the manner described in this Agreement. Franchisor is willing to grant to the Franchisee said Franchise and license, in accordance with the provisions of this Agreement and the Operations Manual, for the term set forth below.

Franchisee acknowledges that in the administration of this Agreement and in taking actions with respect to its relationship with Franchisee, Franchisor must take into account the needs of the Network (as defined in Article II), the effect upon the Network as a whole, and the need to protect the Service Marks for the benefit of the Network.

II.

DEFINITIONS

The following terms shall have the following meanings when they appear capitalized in this Agreement.

Abandoned. With respect to any “Location”, excepting “Seasonal Locations” during the authorized period of closure, the term “Abandoned” shall mean closure of a Location for a period of seven consecutive days without Franchisor’s prior written consent A repeated pattern of closures of a Location for periods of less than seven consecutive days may result in the Location being deemed Abandoned if in the judgment of Franchisor such closure adversely impacts the Franchised Business. A Location shall not be deemed Abandoned if the closure is due to acts of God or other matters beyond the control of Franchisee (other than Franchisee’s inability to procure money), provided that Franchisee gives notice of any such closure to Franchisor within 10 days after the initial occurrence of the event resulting in such closure and Franchisor acknowledges in writing that such closure is due to one of the foregoing causes and provided further that Franchisee shall re-establish the Franchised Business and be fully operational in another Location within 120 days after the initial occurrence of the event resulting in such closure or such longer period as Franchisor may permit.

Acting as a Real Estate Broker. The term “Acting as a Real Estate Broker” shall mean all acts that are required under applicable state law to be performed by a licensed real estate broker or a licensed real estate salesperson, and shall also mean, without limitation, the business of listing, offering, selling, exchanging, managing, auctioning, leasing or renting of real estate; representing se11ers, purchasers, lessors or renters of real estate in exchange for a fee, commission, or other compensation; or the providing of marketing or consulting services or other fee generating activities with respect to such activities.

Additional Location. The term “Additional Location” shall mean any Location opened pursuant to the terms of this Agreement subsequent to the Effective Date.

Additional Location Fee. The term “Additional Location Fee” is defined in subparagraph 5.0l(b) hereof.

Additional Office. The term “Additional Office” shall mean a Subdivision Sales Office or Satellite Office opened pursuant to the terms of this Agreement subsequent to the Effective Date.

Additional Satellite Office. The term “Additional Satellite Office” shall mean any Satellite Office opened pursuant to the terms of this Agreement subsequent to the Effective Date.

Administrative Office. The term “Administrative Office” shall mean an office used by the Franchised Business for purely administrative purposes. Use of the Service Marks and the conduct of any other activities at an Administrative Office shall only occur with Franchisor’s prior written consent, in its sole discretion.

Advertising Fee. The term “Advertising Fee” shall mean the fee or fees described in subparagraph 5.03(a) hereof.

Affiliate Integration Program. The term “Affiliate Integration Program” shall mean training in the System provided by Franchisor, as described in paragraph 8.01 hereof.

Anniversary Year. The term “Anniversary Year” shall mean the 12-month period between the first anniversary of the Effective Date and second anniversary thereof and between each succeeding anniversary.

Approved Broker Management System. The term “Approved Broker Management System” is defined in subparagraph 9 .02(a) hereof.

Assumed Name. The term “Assumed Name” shall mean the name (or, with Franchisor’s consent, names) under which the Franchisee shall conduct the Franchised Business and shall be a combination of (a) those Service Marks set forth in the Operations Manual to be used in the Assumed Name and (b) a name (or, with Franchisor’s consent, names) selected by Franchisee and approved by Franchisor.

Commercial Property. The term “Commercial Property” shall mean all real property other than real property on which is located, or intended to be located, residential structures containing four dwelling units or less.

Consumer Price Index. The term “Consumer Price Index” sha1l mean the annual average of the Consumer Price Index for All Urban Consumers, Service Group Only, 1982-1984 = 100, published by the Bureau of Labor Statistics of the United States Department of Labor (or the highest similar future index if these figures become unavailable).

Contact Person. The term “Contact Person” shall mean the officer(s), employee(s), member(s), manager(s), principal(s) or other (agent(s) of Franchisee designated by Franchisee as the person(s) responsible for those functions set forth in Paragraph 9.08 hereof.

Continuing Royalty. The term “Continuing Royalty” shall mean the continuing royalty described in subparagraph 5.02(a) hereof.

Control. The term “ Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

Depository Checking Account. The term “Depository Checking Account” shall mean any and all accounts opened and maintained by Franchisee as required pursuant to paragraph 9.04 hereof, and as further defined in the Operations Manual, at a bank or other financial institution that is a participating member of the Automated Clearinghouse (“ACH”) network or such other network or system as may be directed by Franchisor.

Designated Equity Holder. The term “Designated Equity Holder” is defined in subparagraph 1 0.02(b) hereof.

Equity Holder. The term “Equity Holder” is defined in subparagraph 10.02(h) hereof.

Equity Interest. The term “equity interest” is defined in subparagraph 10.02(h) hereof (and is not capitalized herein.)

First Anniversary Year. The term “First Anniversary Year” shall mean the 12-month period following the Effective Date. The term “First Anniversary Year” shall not apply to any renewals of the franchise relationship pursuant to Article VI.

Franchised Business. The term “Franchised Business” shall mean Acting as a Real Estate Broker from Locations, Subdivision Sales Offices and Satellite Offices utilizing the Service Marks, except as provided hereinafter or in the Operations Manual. The Franchised Business shall not include:

(a)     Acting as a Real Estate Broker with respect to a transaction involving Commercial Property having a gross listing or sales price that exceeds $15,000,000, which may only be done with Franchisor’s prior written consent. In its sole discretion, Franchisor reserves the right to increase the foregoing $15,000,000 limit or consent to individual transactions in excess thereof utilizing the Service Marks, and if Franchisor consents thereto, the transaction will be deemed to be within the scope of the Franchised Business (with respect to permitted commercial transactions, Franchisor sets forth in its Operations Manual criteria for Commercial Property leases, exchanges and similar transactions and may impose additional conditions on Acting as a Real Estate Broker with respect to Commercial Property);

(b)      engaging in any business related to the development or sale of insurance or insurance related products;

(c)       brokerage of certain business opportunities as set forth in the Operations Manual; or

(d)      mortgage brokerage and mortgage origination.

General Manager. The term “General Manager” shall mean the officer, employee, member, manager, principal or other agent of Franchisee who has been designated by Franchisee as the person responsible for the day-to-day operation of the Franchised Business and who has successfully completed the “Affiliate integration Program, (if required pursuant to paragraph 8.01 hereof).

Gross Revenues. The term “Gross Revenues” shall mean all money or things of value received or receivable (“receivable” shall mean earned though not yet received) directly or indirectly by Franchisee constituting payment to or on account of the Franchised Business, including but not 1imited to, commissions, referral fees or other things of value, without deducting Franchisee’s costs or expenses, multiple listing fees, commissions, salaries, overrides or bonuses payable to its salespersons or employees. Notwithstanding the foregoing, Gross Revenues shall not include money or things of value received or receivable solely for Residential Property Management Activities.

Initial Franchise Fee. The term “Initial Franchise Fee” is defined in subparagraph 5.0 l (a) hereof.

Location. The term “Location” shall mean business premises from which Franchisee conducts the Franchised Business under the Service Marks. Locations shall include Seasonal Locations and Additional Locations, but shall not include Subdivision Sales Offices, Satellite Offices or Administrative Offices.

Location Manager. The term “Location Manager” shall mean the officer, employee, member, manager, principal or other agent of Franchisee designated by Franchisee as the person responsible for the day-to-day operation of a Location and who has successfully completed the Affiliate Integration Program (if required pursuant to paragraph 8.01 hereof).

Materials. The term “Materia1s” shall mean all forms, contracts, agreements, signs, displays, stationery and other items permitted or required by Franchisor to be used in the operation of the Franchised Business.

Network. The term “Network” shall mean the businesses of Franchisor and its franchisees, and Franchisor’s current and prospective relationships with its franchisees, its affiliates and the real estate community.

Operations Manual. The term “Operations Manual” shall mean the manual or manuals (including the Identity Standards Manual and other manuals regardless of title) containing policies and procedures to be adhered to by Franchisee in performing under this Agreement, which Operations Manual shall include all amendments and supplements thereto provided to Franchisee from time to time.

Original Locations. The term “Original Locations” shall mean the Locations that are listed in Exhibit “B” hereto. (Exhibit “B” may also list Satellite Offices, Subdivision Sales Offices and Administrative Offices.)

Residential Property Management Activities. The term “Residential Property Management Activities” shall mean the business of managing real estate on which is located, or intended to be located, residential structures containing four dwelling units or less in exchange for a fee or other compensation. Residential Property Management Activities shall not include any services related to leasing or renting real estate for a period of more than 60 days, or selling real estate of any kind.

Responsible Agent or Broker. The term “Responsible Agent or Broker” shall mean the person designated by Franchisee as its authorized representative for purposes of coordinating the relations between Franchisor and Franchisee.

Sales Associate Orientation. The term “Sales Associate Orientation” shall mean the introduction of Franchisee’s sales associates to Franchisor’s System and the Network.

Sales Convention. The term “Sales Convention” shall mean the conference described in Paragraph 8.06 hereof.

Satellite Office. The term “Satellite Office” shall mean business premises from which Franchisee conducts the Franchised Business under the Service Marks, in the nature of a temporary or small office, information kiosk, mall location, key-drop location or other type of auxiliary site, which Franchisee may open only in the so1e discretion of Franchisor (as provided in paragraph 4.03). A Satellite Office differs from a Location in that (i) at Franchisor’s option the Satellite Office (a) may be opened for a limited period of time, which may be extended at Franchisor’s sole discretion; or (b) may, absent notice to the contrary from either party, be automatically renewed for additional one (1) year terms, provided that no change in the nature of the Satellite Office shall have occurred, and (ii) shall be located in a site that Franchisor determines is not appropriate for a Location. No Initial Franchise Fee or Additional Location fee shall be payable (as provided in paragraph 5.01). A Satellite Office’s Gross Revenues (if any) shall be reported with and attributable to a Location specified by

Franchisor (as provided in Article V). Additional operationa1 restrictions relating specifically to Satellite Offices may be set forth in the Operations Manual.

Seasonal Location. The term “Seasonal Location” shall mean a Location that services a market with respect to which it is impractical, in the judgment of Franchisor, for Franchisee to operate year round and in respect of which consent to operate other than year round has been specifically granted by Franchisor.

Service Marks. The term “Service Marks” shall mean those proprietary marks registered with the United States Patent and Trademark Office and certain states, as well as all common law trademarks and service marks, trade names, logo types, insignias, designs and other commercial symbols that Franchisor now or hereafter is authorized to use and does use or authorizes others to use to identify the Franchised Business.

Subdivision Sales Office. The term “Subdivision Sales Office” shall mean a temporary tract sa1es office within or immediately adjacent to a new homes subdivision or development operated for the sole purpose of selling property in said subdivision or development.

System. The term “System” shall mean a comprehensive marketing and operational system prescribed by Franchisor to be used in the conduct of the Franchised Business, as set forth in this Agreement and the Operations Manual, as amended from time to time. The System shall include, among other things, the Service Marks and certain advertising, marketing and sales programs and techniques, training programs and materials, artwork, graphics, layouts, slogans, names, titles, text and other intellectual property that Franchisor makes available to Franchisee. The System also includes an opportunity to participate on specified terms and conditions in a broker-to-broker referral system (currently Prudential Referral Services, Inc.), which includes other participating franchisees and, in certain circumstances, may include brokers who are not franchised by Franchisor. Franchisor, in its sole discretion, may improve and/or change the System from time to time (including but not limited to adding to, deleting or modifying elements of the System, establishing categories or classifications of franchisees and amending the Operations Manual) for the intended purpose of making the System more effective, efficient, economical or competitive; adapting to or taking advantage of competitive conditions, opportunities, technology, materials, or local marketing needs and conditions; enhancing the reputation or public acceptance of the System and/or the Network; and/or better serving the public.

Threshold. The term “Threshold” is defined in paragraph 5.02(b) hereof.

Transfer. The term “Transfer” shall mean to sell, assign, transfer, convey, pledge, mortgage, encumber, abandon, eliminate or give away, voluntarily or involuntarily, by operation of law or otherwise.

III.

THE FRANCHISED BUSINESS

3.01               Grant of Franchise

Franchisor hereby grants to Franchisee, and Franchisee hereby accepts, a non-exclusive license and franchise (“Franchise”) to participate in and use the System by conducting the Franchised Business at the Locations, Subdivision Sales Offices and other offices described in Exhibit “B”, or in any amendments hereto, and such Additional Locations and Additional Offices as may be approved in strict accordance with this Agreement and the Operations Manual, from the time of commencement of the Franchised Business until the end of the term hereof. The Franchise applies only to Franchisee’s Locations, Subdivision Sales Offices, Satellite Offices and Administrative Offices duly approved by Franchisor in accordance with this Agreement and no other places of business, offices, or types of business, Franchisee acknowledges that Franchisor has granted and may in the future operate and/or grant other licenses and franchises for real estate brokerage businesses and acknowledges that there is no assurance of any kind that the Additional Locations or Additional Offices referenced herein will be available or approved. Franchisee shall retain the right to conduct businesses and perform services other than the Franchised Business without payment of Continuing Royalty or Advertising Fees measured by revenues derived therefrom, but subject to the restrictions on Acting as a Rea1 Estate Broker in any other real estate brokerage business under paragraph 9.13 hereof, and subject to all other applicable provisions of this Agreement and the Operations Manual; PROVIDED, HOWEVER, FRANCHISEE SHALL NOT USE THE SERVICE MARKS (AS

DEFINED HEREIN), OPERATIONAL TECHNIQUES, SERVICE CONCEPTS OR PROPRIETARY INFORMATION IN CONNECTION WITH SUCH BUSINESSES OR SERVICES WITHOUT THE EXPRESS PRIOR WRITTEN PERMISSION OF THE PRESIDENT OR OTHER EXECUTIVE OFFICER OF FRANCHISOR WHICH PERMISSION, IF GRANTED, SHALL BRING SUCH BUSINESSES OR SERVICES WITHIN THE SCOPE OF THE FRANCHISED BUSINESS.

3.02 No Exclusive Territory

NOTHING CONTAINED HEREIN SHALL BE DEEMED, EXPRESSLY OR BY IMPLICATTON, TO GRANT FRANCHISEE ANY TYPE OF EXCLUSIVE OR PROTECTED TERRITORY. FRANCHISOR MAY OWN, OPERATE, FRANCHISE OR LICENSE OR IN ANY OTHER MANNER AUTHORIZE THE LOCATION AND OPERATION OF OTHER REAL ESTATE BROKERAGE BUSINESSES AT ANY LOCATION WHATSOEVER AND NOTHING CONTAINED HEREIN SHALL BE DEEMED, EXPRESSLY OR BY IMPLICATION, TO LIMIT, CONTROL, OR PREVENT SUCH RIGHT. Franchisee acknowledges that in the exercise of the rights expressly reserved to Franchisor under this Franchise Agreement, it is like1y that Franchisor will open, or authorize others to open, additional real estate brokerage office locations with respect to which Franchisee has no right or interest; that such market development is an integral part of the marketing concept underlying Franchisor’s business and the development of the Network.

3.03 Reserved Rights

This Franchise Agreement authorizes the operation of specific real estate brokerage office locations utilizing the System within the framework of rights and obligations established by the terms of the Franchise Agreement including, in particular, the provisions of this Franchise Agreement defining and limiting the rights granted to Franchisee and the rights retained by and/or reserved to Franchisor. Nothing contained herein shall accord Franchisee any right, title or interest in or to the Service Marks, the System, operational techniques, service concepts, proprietary information or goodwill of Franchisor, except to the extent that the right to use such proprietary rights has been specifically granted hereunder.

Franchisee acknowledges and agrees that Franchisor, Prudential, and any present or future affiliates of either, are now or may in the future be, engaged in a wide variety of business activities, some of which may now or in the future be located near a Location or Additional Location or within the same marketing areas serviced by the Franchised Business. Without limitation such activities may include the acquisition, sale, financing and/or operation of improved or unimproved real property, and offering consumers and/or businesses, products and services in connection with such transactions. Franchisor reserves the right to engage in any activities for the purpose of attracting customers and business directly to Franchisor, Prudential, and any present or future affiliates of either, and Franchisee further acknowledges that such activities may be competitive with Franchisee’s real estate brokerage offices, by reason of location, marketing areas, potential customers or other factors.

NOTHING CONTAINED HEREIN SHALL BE DEEMED, EXPRESSLY OR BY IMPLICATION, TO RESTRICT IN ANY WAY THE RIGHT OF FRANCHISOR, PRUDENTIAL, OR ANY OF THEIR AFFILIATED ENTITIES, NOW OR IN THE FUTURE, TO ENGAGE IN ANY BUSINESS ACTIVITIES WHATSOEVER, WITHOUT LIMITATION AS TO LOCATION; TO EXERCISE ALL RJGHTS AND REMEDIES TO PROTECT OR ENFORCE THEIR RESPECTIVE INTERESTS IN THE SERVICE MARKS; AND TO USE SUCH MARKS AND OTHER PROPRIETARY RIGHTS IN ITS OTHER BUSINESS ACTIVITIES WITHOUT LIMITATION. Franchisee acknowledges that there are numerous economic, demographic, competitive and other market factors that may change the character and extent of customer demand for the services of real estate brokerage offices authorized hereunder. The economic effects of all the foregoing are understood by Franchisee to be elements of the business risk accepted by Franchisee in the operation of real estate brokerage offices under this Franchise Agreement. Franchisor shall not be liable to Franchisee for any damages or loss of sales or profits (if any) based on actual or anticipated adverse consequences to Franchisee that may result from Franchisor’s continuing activities in the development of the System or other exercise of Franchisor’s reserved rights.

Franchisee acknowledges that commercial and residential activities represent separate markets, business opportunities and activities. Franchisor operates a separate franchise network for commercial real estate brokerage. Franchisor will evaluate commercial and residential activities separately in the operation of the System, placement of offices, and granting of franchises. This may result in Franchisor granting separate residential and commercial franchises within a specific geographic market area.

3.04 Insurance Business

FRANCHISEE SHALL NOT DURING THE TERM HEREOF, OPERATE, MANAGE, OWN, ASSIST OR HOLD AN INTEREST, DIRECT OR INDIRECT (AS AN EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, MEMBER, MANAGER, PARTNER, JOINT VENTURER OR OTHERWISE), IN ANY BUSINESS RELATED TO THE DEVELOPMENT OR SALE OF INSURANCE OR INSURANCE RELATED PRODUCTS, W1THOUT THE EXPRESS PRIOR WRITTEN CONSENT OF FRANCHISOR. FURTHER, NEITHER FRANCHISEE NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS, MANAGERS, SHAREHOLDERS OR PRINCIPALS SHALL REFER INSURANCE BUSINESS TO ANY ENTITY WITHOUT THE EXPRESS PRIOR WRITTEN CONSENT OF FRANCHISOR. SUCH CONSENTS SHALL BE CONDITIONED ON THE CONTINUING COMPLIANCE BY THE FRANCHISEE; ITS DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS, MANAGERS, SHAREHOLDERS AND PRINCIPALS, AND THE PARTY TO WHOM INSURANCE REFERRALS ARE MADE WITH THE FRANCHISOR’S INSURANCE SALES PRACTICE GUIDELINES AS THEY EXIST NOW OR HEREAFTER MAY BE AMENDED. THIS PARAGRAPH 3.04 SHALL APPLY TO EACH EQUITY HOLDER OWNING TEN PERCENT OR MORE OF THE EQL1TY INTEREST IN FRANCHISEE.

3.05 Area and Scope of Operation

Franchisee shall only operate its Franchised Business from its Locations, Subdivision Sales Offices, Satellite Offices and Administrative Offices. Franchisee shall (a) diligently and effectively promote, market and engage in the Franchised Business, (b) develop, to the best of its ability, the potential for the Franchised Business from each of Franchisee’s Locations, Subdivision Sales Offices and Satellite Offices and (c) devote and focus its attentions and efforts to such promotion and development; provided that Franchisee shall not seek to promote and develop the Franchised Business outside the geographic areas reasonably serviced by its Locations, Subdivision Sales Offices and Satellite Offices.

Franchisee shall only make referrals from the geographic areas reasonably serviced by Franchisee’s Locations, Subdivision Sales Offices and Satellite Offices and shall not seek to develop referrals originating outside such areas for properties located outside such areas. Franchisor may, at its sole discretion, grant waivers with respect to this provision. Any waiver of rights hereunder shall be evidenced only by a writing signed by an authorized officer of Franchisor, Franchisor may periodically specify in the Operations Manual areas that are not reasonably serviced by a Franchisee’s Locations, Subdivision Sales Offices and Satellite Offices, in Franchisor’s sole judgment.

3.06 Prudential-Related Business Services

Franchisee acknowledges that its operations under this Agreement and the operations of the System, generally, are identified with Franchisor and with Prudential and that Franchisor, Prudential and/or its present or future affiliated business entities are and may in the future be engaged in offering products and services that may be of interest to customers of the Franchised Business (hereinafter “Related Services”). Franchisor and Franchisee believe that it is desirable to facilitate the association of the Franchised Business with present or future affiliates of Franchisor and Prudential in an appropriate manner to increase consumer awareness of the full range of products and services available through Franchisor and its present or future affiliates and thereby benefit the Network and the System. Franchisee agrees that Franchisee shall place no restrictions or prohibitions on Franchisor, Prudential and/or its present or future affiliated business entities with regard to offering Related Services to customers and prospects of Franchisee. Furthermore, Franchisee agrees to assist in these efforts in the following ways: Franchisee shall: (1) display and make available explanatory and promotional activities relating to Related Services furnished to Franchisee to customers and prospective customers at each Location, Subdivision Sales Office and Satellite Office; (2) cooperate in affording opportunities, as reasonably directed by the Franchisor, for Franchisor and its affiliates to provide information and marketing assistance concerning Related Services to Franchisee, its employees and its agents and/or sales associates; (3) collect and provide to Franchisor customer lists, information and similar data to facilitate the marketing of Related Services, as directed by Franchisor from time to time in the Operations Manual in its sole discretion; and (4) arrange, at Franchisor’s request, to offer Related Services to Franchisee’s customers or prospective customers on a non-exclusive basis as set forth in the Operations Manual. With respect to such activities, Franchisee acknowledges that Franchisee shall, at all times, comply with the requirements of the Real Estate Settlement Procedures Act of 1974, and the rules and regulations issued pursuant thereto.

Franchisee acknowledges that nothing in this Agreement obligates Franchisor, Prudential or any present or future affiliated business entities to offer Related Services to or through Franchisee, and Franchisee acknowledges that no representation concerning the offering of such services or any financial benefits to be derived therefrom by Franchisee has been made. In particular, Franchisee acknowledges that Franchisor, Prudential and/or a present or future affiliated business entity may be involved in real estate related business activities including without limitation activities relating to business referrals, relocation of corporate personnel, mortgage origination, mortgage brokerage, title insurance, appraisal and escrow services and acknowledges that entry into this Agreement does not, in any way, create any right or expectation that Franchisee will obtain any benefits by virtue of such business activity.

IV.

LOCATION OF BUSINESS

4.01 The Original Locations

Subject to paragraphs 4.02 and 4.03 hereof, the Franchised Business shall only be operated from the Original Locations, Subdivision Sales Offices, Satellite Offices and Administrative Offices listed in Exhibit “B” and any amendments hereto (including the address and telephone number for each Original Location, Subdivision Sales Office and Satellite Office) and any Additional Locations and Additional Offices.

4.02 Permission to Close or Relocate

If Franchisee desires to close or relocate one or more but not all of its Locations, or if Franchisee desires to relocate a Subdivision Sales Office, Satellite Office, or Administrative Office, it must first request and obtain Franchisor’s consent. The following procedures set forth the means for Franchisee to apply for Franchisor’s consent:

(a) Not less than 30 days prior to the desired date of closing or relocation (unless prior notice is impractical because of a required closing or relocation in which event notice shall be made as soon as possible), Franchisee must make a written request for consent to close or relocate, describing the reasons for the closing or relocation and providing details respecting any proposed new location as shall be specified in the Operations Manual.

(b) Within 21 days after receiving Franchisee’s request, Franchisor shall either approve or disapprove in writing such closure or relocation in its sole discretion. If Franchisor does not approve the request within 21 days, the request shall be deemed not approved. In the event of disapproval of a relocation, Franchisee may request an alternative proposed new location pursuant to the provisions of this paragraph 4.02.

If Franchisor consents to the closing of a Location and Franchisee is thereafter permitted to open an Additional Location, then Franchisor shall waive the Additional Location Fee otherwise required under paragraph 5.01 hereof; provided that the Franchise Fee or Additional Location Fee for the closed Location had not been waived and had been paid in full by Franchisee.

4.03 Additional Locations and Additional Satellite Offices

If Franchisor, in its sole discretion, determines that there is an appropriate opportunity for Franchisee to open Additional Locations or Additional Satellite Offices at a place or places adjacent to or reasonably proximate to the Locations, Subdivision Sales Offices and Satellite Offices then being operated by Franchisee, Franchisor may, but is not obligated to, grant to Franchisee the right to open one or more Additional Locations or Additional Satellite Offices, provided Franchisee shall not then, or at any time thereafter prior to the opening of such Additional Locations or Additional Satellite Offices, be in default of any of its obligations arising pursuant to this Agreement.

If Franchisee desires to open an Additional Location or Additional Satellite Office, it shall first submit to Franchisor a written request for approval of each proposed Additional Location or Additional Satellite Office, containing such information as shall be specified in the Operations Manual. Within 30 days after receiving such request, Franchisor shall approve or disapprove such Additional Location or Additional Satellite Office. If Franchisor does not approve the request within 30 days, the Additional Location or Additional Satellite Office shall be deemed not approved. If Franchisor approves, upon Franchisee’s payment of the required fee (if any) specified in paragraph 5.0l(b) below, said Additional Location or Additional Satellite Office shall be effective as of the date approved by Franchisor for Franchisee to commence the Franchised Business at such Additional Location or Additional Satellite Office.

If Franchisee wishes to ascertain current information as to whether there may be an appropriate opportunity for a particular Additional Location or Additional Satellite Office, Franchisee shall submit an inquiry to Franchisor in writing. The response to such inquiry shall set forth Franchisor1 s views as of the date of the response, but is subject to change and shall not be construed as granting approval of an Additional Location or Additional Satellite Office or as authorizing any action by the inquiring Franchisee.

Franchisee acknowledges that Franchisor and Franchisee have not had any discussion regarding possible Additional Locations or Additional Offices or opportunities to open Additional Locations or Additional Offices except as set forth in writing in the Statement of Prospective Franchisee signed by Franchisee in connection with this Agreement.

v.

PAYMENTS BY FRANCHISEE

5.01 Franchise Fees

(a)   Concurrently upon Franchisee’s execution of this Agreement, Franchisee shall pay to Franchisor an “initial Franchise Fee” for the first Location of Twenty-Five Thousand Dollars ($25,000).

(b)   For each Additional Location, Franchisee shall pay an “Additional Location Fee” equal to: Two Thousand Five Hundred Dollars ($2,500).

(c)   For purposes of payment of the Initial Franchise Fee and the Additional Location Fee described in the preceding subparagraphs 5.0l(a) and (b), Subdivision Sales Offices, Satellite Offices Administrative Offices shall not be deemed Original Locations or Additional Locations. However, for purposes of reporting to Franchisor Continuing Royalty and Advertising Fees payable on transactions conducted from such Subdivision Sales Offices and Satellite Offices, Gross Revenues attributable to such transactions shall be reported to Franchisor utilizing an Approved Broker Management System as Franchisor may direct.

5.02 Continuing Royalty

(a) In addition to the Initial Franchise Fee, commencing on the Effective Date of this Agreement, Franchisee shall pay to Franchisor a Continuing Royalty equal to percentages of certain Gross Revenues derived from the Franchised Business during Franchisee’s First and succeeding Anniversary Years, as set forth in the following schedule:

	SCHEDULE

Greater Than	To	Continuing Royalty

0	$ 1,500,000	6.00%
1,500,000	2,500,000	5.25%
2,500,000	3,500,000	4.50%
3,500,000	5,000,000	3.75%
5,000,000	7,500,000	3.50%
7,500,000	15,000,000	3.35%
15,000,000	20,000,000	2.75%
20,000,000	25,000,000	2.50%
25,000,000	50,000,000	2.25%
50,000,000	l 00,000,000	2.00%
100,000,000	and greater	1.80%

(b) The Continuing Royalty payable during the First and succeeding Anniversary Years shall be adjusted when certain thresholds (“Thresholds”) are met. The Continuing Royalty percentages will apply only to the Gross Revenues between the two Thresholds set forth next to each percentage in the above Schedule. By way of example only, if Franchisee’s Gross Revenues during an Anniversary Year were $2,000,000 according to the Schedule, Franchisee would pay 6.00% on the first $1,500,000 of Gross Revenues (or $90,000), and 5.25% on the remaining $500,000 of Gross Revenues (or $26,250), for a total Continuing Royalty of $116,250.

(c) For purposes hereof, Gross Revenues shall be deemed to commence at $0 on the Effective Date and on the first day of each Anniversary Year thereafter.

(d) In its sole discretion, Franchisor shall have the right to reduce a Threshold and upon not less than 30 days’ prior written notice, to restore the Threshold to an amount that shall not exceed the maximum Thresholds specified in the schedule above, as adjusted annually by the Consumer Price Index.

(e) As further provided pursuant to paragraph 9.02 hereof, Franchisee shall report to Franchisor’s designated computer system (on a periodic basis as set forth in the Operations Manual) the Gross Revenues earned by Franchisee (i) upon consummation of the sale (notwithstanding that funds have not been exchanged) or close of escrow on all transactions entered into by Franchisee on or after the Effective Date (‘1entered into” shall be deemed to mean the taking by Franchisee of any action in respect of the transaction that consequently vests in it a right to receive payment) or (ii) upon the conclusion of other services rendered by Franchisee resulting in the generation of Gross Revenues; beginning on the Effective Date and continuing until the date of expiration or termination of this Agreement. The Continuing Royalty on such Gross Revenues shall be payable on the business day following the day on which such Gross Revenues are required to be reported pursuant to the Operations Manual. Upon expiration or termination of this Agreement, the Continuing Royalty shall remain payable as to all transactions entered into or contracts made prior to the date of such expiration or termination, and Franchisee shall continue to maintain the Depository Checking Account described in paragraph 9.04 until such time as all outstanding sums due Franchisor have been collected from the Depository Checking Account by Franchisor. Franchisee shall deposit the Continuing Royalty into the Depository Checking Account immediately when payable under this subparagraph or the following subparagraph hereof. Franchisee’s Continuing Royalty shall be paid to Franchisor regardless of the type of consideration received by Franchisee. In circumstances involving non-cash Gross Revenues, the method and timing of payment of Continuing Royalty may be varied in Franchisor’s sole discretion and said non-cash Gross Revenues will be valued at its then fair market value (in the case of a promissory note, its then fair market value shall be equal to the stated face value of the note). Franchisor shall have the right, in its sole discretion, to reduce the Continuing Royalty rate.

(f) Notwithstanding the preceding subparagraph, at Franchisee’s option, said Continuing Royalty shall not be immediately payable on Gross Revenues not yet received by Franchisee, if payment of all or a portion of the commission earned is deferred pursuant to a written agreement; in which case the Continuing Royalty shall be payable upon the actual receipt directly or indirectly of said commission, or portion thereof; by the Franchisee. For purposes of calculating Continuing Royalty Thresholds (subparagraphs 5.02(a) and (b) hereof), deferred commissions shall be included in Gross Revenues only upon receipt.

(g) No Continuing Royalty shall be payable with respect to commissions or referral fees arising from transactions subject to a binding written agreement prior to the date hereof. Continuing Royalty shall be payable upon any termination or expiration of this Agreement with respect to commissions or referral fees receivable in connection with any binding written agreement then in effect. For purposes of this subparagraph, a listing agreement shall not be deemed to be a “binding written agreement”.

(h) For each Anniversary Year following the First Anniversary Year, Franchisee’s minimum Continuing Royalty will be equal to Fifteen Thousand Dollars ($15,000). If Franchisee fails to pay the minimum Continuing Royalty in any Anniversary Year, Franchisor shall, following the end of such Anniversary Year, notify Franchisee of the amount by which Franchisee has failed to meet the minimum Continuing Royalty. Franchisee shall pay to Franchisor such amount within 30 days after receipt by Franchisee of such notice.

.10-

5.03 Advertising Fee

(a) For each Location, Franchisee shall pay to Franchisor a monthly Advertising Fee equal to the amount set forth opposite the ranges of monthly Gross Revenues attributable to the Location in the following table, but not less than $690 per Location per month.

Gross Location
Revenues		Adjusted
Greater Than	To	Advertising Fee

From $ 0	$24,000	$690
24,000	26,000	716
26,000	28,000	779
28,000	30,000	843
30,000	32,000	901
32,000	and greater	964

(b) The Advertising Fee is payable on the first day of each month and shall be collected by Franchisor from the Depository Checking Account on the fifth business day of the month following the month in which the Gross Revenues upon which the Advertising Fee is based were earned. With respect to Seasonal Locations, the per Location Advertising Fee is payable only for months during which such Seasonal Locations are operated for 15 calendar days or more. With respect to Subdivision Sales Offices, Satellite Offices and Administrative Offices, there shall be no separate Advertising Fee. However, for the purpose of determining the Gross Revenues attributable to each of Franchisee1 s Locations, Gross Revenues received by Subdivision Sales Offices or Satellite Offices shall be deemed part of the Gross Revenues attributable to Franchisee1s nearest Location, or such other Location that Franchisor shall determine in its sole discretion. Advertising Fees are the property of Franchisor and may be deposited by Franchisor into its general operating account.

(c) On a national basis, Franchisor may impose an additional assessment upon all of its franchisees for special designated advertising or promotional activities (so long as such assessment is not in substance merely an increase in the general Advertising Fee referred to in paragraph 5.03(a) hereof), if franchisees owning two-thirds of all of its franchised Locations agree to such additional assessment by affirmative vote.

(d) In its sole discretion, Franchisor shall have the right to reduce the per Location Advertising Fee set forth in subparagraph 5.03(a) above and upon not less than 30 days’ prior written notice, to restore said per Location Advertising Fee to an amount that shall not exceed the per Location Advertising Fee specified in subparagraph 5.03(a) above, as adjusted in accordance with the Consumer Price Index.

(e) Franchisor shall expend, for the purposes of national, regional or local advertising, cooperative advertising, market research, public relations and promotional campaigns designed to promote and enhance the value of the Service Marks and general public recognition and acceptance thereof, an amount equal to (i) the aggregate Advertising Fees collected from all of its franchisees less (ii) actual administrative expenses with respect to all advertising, market research, public relations and promotional campaigns, which aggregate administrative expenses shall not exceed 15% of the annual aggregate Advertising Fees received or receivable by Franchisor, and Franchisor’s actual advertising production costs.

(f) No interest on unexpended Advertising Fees shall be imputed for the benefit of, or payable to, Franchisee and no interest on Franchisor expenditures in excess of Advertising Fees collected shall be imputed for the benefit of, or payable to, Franchisor.

(g) Franchisor shall determine the cost, form of media, content, format, production, timing (including regional or local concentration and seasonal exposure), location and all other matters relating to advertising, public relations and promotional campaigns.

(h) On or before March 31 of each year, Franchisor shall deliver to Franchisee a statement of receipts and expenditures of the aggregate Advertising Fees relating to the preceding calendar year, certified to be correct by an officer of Franchisor.

5.04 Late Charge

All delinquent payments of any sums due Franchisor shall bear interest from the date due until paid at the rate of 15% per annum or the highest rate permitted by law, whichever is lower.

5.05 No Accord or Satisfaction

If Franchisee pays, or Franchisor otherwise receives, a lesser amount than the full amount provided for under this Agreement for any payment due hereunder, such payment or receipt shall be applied against the earliest amount due Franchisor. Franchisor may accept any check or payment in any amount without prejudice to Franchisor1s right to recover the balance of the amount due or to pursue any other right or remedy. No endorsement or statement on any check or payment or in any letter accompanying any check or payment or elsewhere shall constitute or be construed as an accord or satisfaction.

5.06 Referral Fees

Franchisee shall pay all referral fees due to be paid arising from the provisions of paragraph 9.0l(f) hereof

5.07 Taxes Upon Payments to Franchisor

Should any sales and/or service tax be imposed upon payments made by Franchisee to Franchisor hereunder, Franchisee agrees to pay such amounts to Franchisor.

VI.

TERM

6.01 Initial Term

The initial term of this Agreement shall be ten (I0) years from the Effective Date hereof, unless sooner terminated pursuant to the provisions of this Agreement.

6.02 Additional Terms

(a)   Subject to the terms and conditions contained in this paragraph 6.02, Franchisee shall have the right to extend its Franchise relationship for two consecutive five-year additional terms, upon the following conditions:

(i) Franchisor shall notify Franchisee of the expiration date of the then current term of this Agreement and shall transmit to Franchisee a copy of its then current Franchise Agreement and Franchise Offering Circular not less than 18 months prior to the expiration of the initial term, or any subsequent additional term.

(ii) Not earlier than ten business days after receipt by Franchisee of a Franchise Offering Circular and five business days after receipt by Franchisee of the then current Franchise Agreement complete in all material respects, but not later than 30 business days after receipt by Franchisee of said notice, Franchise Agreement and Franchise Offering Circular, Franchisee shall execute and return the then current Franchise Agreement. Upon receipt, Franchisor shall execute one copy thereof and return the same to Franchisee. If Franchisee fails or refuses to execute and return to Franchisor the new Franchise Agreement and pay the fee required below within the time frame set forth in this paragraph 6.02(a)(ii), all of Franchisee’s rights and options to enter into an additional Franchise term shall expire.

(iii) In the event of a modification to Franchisor’s then current Franchise Agreement or Franchise Offering Circular, Franchisor shall be entitled to transmit to Franchisee a copy of the modified versions thereof, and notwithstanding any other provision hereof Franchisee shall have at least ten business days after receipt of the revised Franchise Offering Circular and five business days after receipt of the revised Franchise Agreement complete in all material respects, to execute and return the revised Franchise Agreement.

(iv)   Franchisee shall pay a fee at the time of its execution of the then current Franchise Agreement equal to ten percent of the then current Initial Franchise Fee that would be payable for the number of Locations then being operated by Franchisee.

(v)   At the time of commencement of the additional term, Franchisee shall not be in default and shall have fully performed all of its obligations under this Agreement.

(vi)   At the time of commencement of the additional term, the average of Franchisee’s reported annual Gross Revenues for the last three (3) Anniversary Years of the preceding term is equal to or greater than eighty-five percent (85%) of the annual Gross Revenues reported by Franchisee to Franchisor in connection with its franchise application in the case of a first renewal, or for its last Anniversary Year of the initial term in the case of a second renewal. Upon failure of this condition, all of Franchisee’s rights and options to enter into an additional franchise term shall expire.

(b)   In the event Franchisor ceases granting both new and renewal Franchises pursuant to this form of Agreement or any successor agreement in the state in which the Franchised Business is operating, Franchisor shall notify Franchisee of such cessation at least 18 months prior to the expiration of the initial term, or additional term, whereupon Franchisee’ s right to enter into a new Franchise Agreement under paragraph 6.02(a) hereof shall be terminated in its entirety at the end of said initial term or additional term. If Franchisor shall so notify Franchisee less than 18 months prior to such expiration, but prior to Franchisee’s execution and delivery of a new Franchise Agreement under paragraph 6.02(a)(ii) hereof, Franchisor may provide that any such new Franchise Agreement to be executed by Franchisee shall expire on the date 18 months after Franchisor so notifies Franchisee that it has ceased granting such Franchises.

(c)   In the event Franchisor determines not to grant an additional term by reason of a default by Franchisee that is incurable or has not been cured by Franchisee within the applicable time period or failure of Franchisee to fully perform its obligations under the Agreement, then and in such event, Franchisor must give Franchisee notice of its intention not to grant an additional term not later than the earliest of (i) the minimum time required by the jurisdictional authorities, (ii) 90 days after Franchisee executes and delivers to Franchisor a new Franchise Agreement under paragraph 6.02 hereof, or (iii) one year prior to the termination date of this Agreement.

(d)   Subsequent to the execution by Franchisee of a Franchise Agreement for an additional term, and prior to the effective date of the new Franchise Agreement, Franchisee shall bring each Location, Subdivision Sales Office, Satellite Office and Administrative Office into compliance with the standards then applicable to new Franchises.

(e)   Franchisor may, in its sole discretion, negotiate certain terms of the Franchise Agreement with a franchisee who wishes to renew.

6.03 Notice of Expiration Required by Law

If applicable law requires that Franchisor give a longer period of notice to Franchisee than herein provided prior to the expiration of the initial term or any additional term, Franchisor will give such additional required notice. If Franchisor does not give such required additional notice, this Agreement shall remain in effect on a month-to-month basis only until Franchisee has received such required additional notice.

VII.

SERVICE MARKS

7.01 License

Franchisor hereby grants to Franchisee the right during the term hereof to use and display the Service Marks in accordance with the provisions contained herein and in the Operations Manual, solely in connection with the operation of the Franchised Business. This license is for use of the Service Marks within the United States of America only. Franchisor’s consent and authorization must be obtained prior to Franchisee’s use of the Service Marks in any form whatsoever outside the United States. Franchisee acknowledges that Franchisor prescribes minimum standards respecting the nature and quality of the goods and services used by Franchisee in connection with which the Service Marks are used.

Franchisee agrees to be responsible for and supervise all of its employees and agents in order to insure the proper use of the Service Marks in compliance with this Agreement Franchisee shall use the Service Marks solely in connection with the Franchised Business and shall not use or display the Service Marks in connection with the operation of any business, the performance of any service or the conduct of any real estate or other activity outside the scope of the Franchised Business. The foregoing prohibition shall include, but not be limited to, the use or display of the Service Marks in connection with the brokerage or property management of Commercial Property not included within the definition of the Franchised Business and the rendering of mortgage brokerage, appraisal, financial or insurance services. Franchisee agrees that all of Franchisee’s use of the Service Marks under this Agreement inures to the benefit of Franchisor. Nothing herein shall give Franchisee any right, title or interest in or to any of the Service Marks, except a mere privilege and license during the term hereof to display and use the same strictly according to the limitations provided in this Agreement and the Operations manual. Franchisee agrees that all artwork graphics, layouts, slogans, names, tit1es, text or similar materials incorporating, or being used in connection with, the Service Marks that may be created by Franchisee, its employees, agents and subcontractors and any other party with whom it may contract to have such materials produced pursuant to this Agreement shall become the sole property of Franchisor, including copyright and trademark rights, and Franchisee agrees on behalf of itself, its directors, officers, partners, employees, shareholders, managers, members, principals, agents, subcontractors and any other party with whom it may contract to have such materials produced, to promptly execute any and all appropriate documents in this regard. Franchisee agrees to join with Franchisor in any application to enter Franchisee as a registered or permitted user, or the like, of the Service Marks with any appropriate governmental agency or entity. Upon termination of this Agreement for any reason whatsoever, Franchisor may immediately apply to cancel Franchisee1 s status as a registered or permitted user and Franchisee shall consent in writing to the cancellation and shall join in any cancellation petition. The expense of any of the foregoing recording activities shall be borne by Franchisor.

7.02 Use of Service Marks in Electronic Commerce

All use of the Service Marks used in electronic commerce, which includes all forms of electronic or computer communication except traditional television and radio, will be in accordance with the terms of the Operations Manual. Franchisor may require that various types of electronic marketing or advertising utilize a specific template or format. Franchisee must provide Franchisor with copies of all proposed applications for registration of any name or address using the Service Marks in or for electronic commerce, including Internet or web site addresses, e-mail addresses and domain names. Franchisee must obtain Franchisor’s written approval prior to filing any such application. Such approval shall be in Franchisor’s sole discretion. Franchisee agrees to transfer any such Internet or web site addresses, e-mail addresses or domain names using the Service Marks to Franchisor upon Franchisor1s written request at any time including without limitation, upon termination or expiration of this Agreement for any reason. No compensation shall be payable by Franchisor to Franchisee for or as a result of such transfer for any reason. Promptly upon request Franchisee shall execute and deliver to Franchisor any and all documents, instruments and writings required by Franchisor to effect such transfer. The only Service Marks that may be used by Franchisee in Internet or web site addresses, e-mail addresses and domain names for the Franchised Business are “Prudential” and “Pru”, which must only be used in accordance with the terms of the Operations Manual. These two Service Marks may only be used in Internet or web site addresses, e-mail addresses and domain names for the Franchised Business itself The Service Marks may not be used by any employees or agents of Franchisee in individual Internet or web site addresses, e-mail addresses and domain names at any time. Franchisee agrees to be responsible for and supervise the creation of any Internet or web site addresses, e-mail addresses and domain names by any of its employees and agents in order to insure compliance with this prohibition.

7.03 Acts in Derogation of the Service Marks

(a)   Franchisee agrees that as between Franchisor and Franchisee, the Service Marks are the exclusive property of Franchisor. Franchisee now asserts no claim and will hereafter assert no claim to any goodwill, reputation or ownership thereof by virtue of Franchisee’s franchised or licensed use thereof or otherwise. It is expressly understood and agreed that ownership and title of the Service Marks and Franchisor1 S manuals, bulletins, instruction sheets, forms, methods of operation and goodwill are and, as between Franchisor and Franchisee, shall remain vested solely in Franchisor, and the use thereof is only co-extensive with the term of this Agreement. Franchisee acknowledges that the material and information now and hereafter provided and/or revealed to Franchisee pursuant to this Agreement (including in particular, but without limitation, the contents of the Operations Manual) are confidential trade secrets of Franchisor and are revealed in confidence, and Franchisee expressly agrees to keep and respect the confidences so reposed, both during the term of this

Agreement and thereafter. Franchisor and the owner of the Service Marks, respectively, expressly reserve all rights with respect to the Service Marks, confidential trade secrets, methods of operation and other proprietary information, except as may be expressly granted to Franchisee hereby or in the Operations Manual. Franchisor shall disclose its trade secrets to Franchisee by loaning to Franchisee for the term of this Agreement manuals and other written materials containing the trade secrets, through training and assistance provided to Franchisee hereunder, and by and through the performance of Franchisor’s other obligations under this Agreement. Franchisee acknowledges that Franchisor is the sole owner of all proprietary information and trade secrets; that such information is being imparted to Franchisee only by reason of its special status as a Franchisee of the System; and that the trade secrets are not generally known to the real estate brokerage industry or public at large and are not known to Franchisee except by reason of such disclosure. Franchisee further acknowledges that it shall acquire no interest in the trade secrets, other than the right to utilize them in the development and operation of the Franchised Business during the term of this Agreement. In addition, Franchisee acknowledges that the use or duplication of the trade secrets except as expressly permitted by this Agreement shall constitute an unfair method of competition and that Franchisor shall suffer irreparable injury thereby. Franchisee agrees that it will not do or permit any act or thing to be done in derogation of any of the rights of Franchisor in connection with the Service Marks, either during the term of this Agreement or thereafter, and that it will use same only for the uses and in the manner franchised and licensed hereunder and as herein provided. Furthermore, Franchisee and its employees and agents will not engage in any acts or conduct that materially impair the goodwill associated with the Service Marks.

(b) In connection with the operation of the Franchised Business, Franchisee agrees that at all times and in all advertising, promotions, signs and other display materials, on its letterheads, business forms, and at the Locations and other authorized business sites, in all of its business dealings related thereto and to the general public, it will identify the Franchised Business under an Assumed Name, or Assumed Names, approved by Franchisor, together with the words “AN INDEPENDENTLY OWNED AND OPERATED MEMBER OF THE PRUDENTIAL REAL ESTATE AFFILIATES, INC.” (for purposes of this Agreement, “member” shall mean a franchisee of Franchisor and shall not be deemed to refer to any other status or relationship, legal or otherwise, between Franchisor and Franchisee), or such other similar designation as shall hereafter be prescribed by Franchisor, all in such form, size and style as shall be prescribed in the Operations Manual. In its sole discretion, Franchisor retains the right to deny the use of certain words or phrases in an Assumed Name. Franchisee shall file and keep current a “Fictitious Business Name Statement” (or similar document) with respect to any Assumed Name in the county or other designated region in which Franchisee is conducting business and at such other places as may be required by law. Prior to commencing business under the Service Marks, Franchisee shall supply evidence satisfactory to Franchisor that Franchisee has complied with relevant laws regarding the use of fictitious or assumed names and, if applicable, the rules and regulations of the National Association of Realtors respecting use of any of their registered marks. The total appearance of any Assumed Name and other identifying words must be approved, in advance, by Franchisor. Franchisee further agrees that it will not identify itself as (i) Franchisor, (ii) a subsidiary, parent, division, shareholder, partner, joint venturer, agent or employee of Franchisor or other owner of the Service Marks or (iii) any of Franchisor’s other franchisees. If Franchisee is a corporation or limited liability company, Franchisee shall not use in its corporate or entity name either the Service Marks or any words confusingly similar thereto, or the term “Realtor”, which is a registered mark of the National Association of Realtors. This paragraph 7.03 is not intended by the parties hereto to accord the National Association of Realtors any rights as a third party beneficiary.

7.04 Use and Modification of Service Marks

At its sole expense, Franchisee shall replace the signage and materials of the existing Locations with signage and materials bearing the Franchisor’s Service Marks within 90 days of the Effective Date.

Franchisor may add to, substitute or modify any or all of the Service Marks from time to time, by either (i) a directive in the Operations Manual, or (ii) immediately, upon written notice if Franchisor is required by law to substitute or modify the Service Marks. Franchisee shall accept, use, display, or cease using, as may be applicable, the Service Marks, including but not limited to, any such modified or additional trade names, trademarks, service marks, logo types and commercial symbols, and shall within 30 days of receiving notification, commence to implement such changes and use its best efforts to complete such changes as soon as practicable. On expiration or sooner termination of this Agreement, Franchisor may, if Franchisee does not do so, execute in Franchisee’s name and on Franchisee’s behalf any and all documents necessary, in Franchisor’s judgment, to end and cause a discontinuance of the use by Franchisee of the Service Marks and Assumed Name registrations and Franchisor is hereby irrevocab1y appointed and designated as Franchisee’s attorney-in-fact to do so.

7.05 Use of Other Trademarks

Franchisee shall not use or display or permit the use or display of trademarks, trade names, service marks, insignias or logo types other than an Assumed Name (i) in any advertisement that contains the word “Prudential” or any other Service Marks, (ii) in or on any Location or place of business of Franchisee in any manner that is reasonably visible from outside such Location or place of business, (iii) in any form of electronic commerce, or (iv) in any computer system used at any Location or place of business of Franchisee, or otherwise in connection with the Franchised Business, in any manner that could lead any person to believe that such other trademarks, trade names, service marks, insignias or logo types or the products or services with which they are associated are owned or offered by the Franchisor or its affiliates, except as otherwise expressly permitted herein or in the Operations Manual.

7.06 Prohibition Against Disputing Franchisor1 s Rights

Franchisee agrees that it will not, during or after the term of this Agreement, in any way, dispute or impugn the validity of the Service Marks licensed hereunder, or the rights of Franchisor thereto, or the right of Franchisor or other franchisees of Franchisor to use the same during the term of this Agreement or thereafter.

7.07 Service Mark Infringement Claims and Defense of Service Marks

In the event Franchisee receives notice or otherwise becomes aware of any claim, suit or demand against it by any party other than Franchisor, Prudential or their affiliates on account of any alleged infringement, unfair competition or similar matter arising from its use of the Service Marks in accordance with the terms of this Agreement, Franchisee shall promptly notify Franchisor of any such claim, suit or demand. Franchisee shall have no power, right or authority to settle or compromise any such claim, suit or demand by a third party without the prior written consent of Franchisor. Franchisor shall defend, compromise or settle at its discretion any such claim, suit or demand at Franchisor’s cost and expense, using attorneys selected by Franchisor or the owner of the Service Marks, and Franchisee agrees to cooperate fully in such matter. Franchisor shall indemnify and hold harmless Franchisee from and against any and all judgments resulting from any such claim, suit or demand arising from Franchisee’s use of the Service Marks in accordance with the terms of this Agreement. Franchisor shall have the sole discretion to determine whether a similar trademark or service mark being used by a third party is confusingly similar to the Service Marks being used by Franchisee and whether and what subsequent action, if any, should be undertaken with respect to such similar trademark or service mark

7.08 Display of Service Marks Material Consideration

Franchisee acknowledges that a material consideration in Franchisor’s decision to award this franchise is the agreement of Franchisee to use and promote the Service Marks in conformance with the Operations Manual and the terms of this Agreement. Franchisee agrees that, should it for any reason fail to use and promote the Service Marks in accordance with the terms of this Agreement, in addition to the other rights and remedies available to Franchisor for other breaches of this Agreement, Franchisee agrees to pay to Franchisor as liquidated damages and not as penalty, an amount equal to the total Continuing Royalty due and payable by Franchisee to Franchisor for the two Anniversary Years immediately preceding Franchisee’s failure to comply with the terms of this paragraph.

VIII

INSTRUCTION AND OPERATING ASSISTANCE

8.01 Affiliate Integration Program

Franchisor shall provide training in the System to the Location Managers and other responsible management persons designated by Franchisee for each Original Location at the Affiliate Integration Program. Such training shall be conducted within 60 days after the Effective Date, and be for such duration and at such time and place as Franchisor shall determine. Such Location Managers and designated persons must complete the Affiliate Integration Program within 60 days after the Effective Date, except as otherwise provided in writing by Franchisor. In its discretion, Franchisor may require the General Manager or other principals of Franchisee to attend the Affiliate Integration Program. Franchisor reserves the right to limit the number of attendees at the Affiliate Integration Program to one responsible person for each Original Location.

8.02 Sales Associate Orientation

Franchisor shall, within 45 days following the Effective Date, unless otherwise mutually agreed, provide a Sales Associate Orientation at a single location to be provided by Franchisee at its cost and expense, either in one of Franchisee’s Locations, or such other location as is reasonably selected by Franchisee. Franchisor shall provide materials and presentations to introduce Franchisee’s sales associates to Franchisor’s System and the Network. Franchisee, in addition to the location, shall provide refreshments, if any, at its cost and expense.

8.03 Staff Training Courses

(a)   Franchisor may make available to Franchisee, from time to time, optional staff training courses, seminars, conferences, or other programs, in a suitable location in Franchisor’s discretion.

(b)   Upon reasonable notice, Franchisor may require attendance of designated personnel of Franchisee at training courses, seminars, conferences or other programs other than the Affiliate Integration Program that are deemed by Franchisor to be relevant or appropriate to the successful operation of the System. Fees may be charged by Franchisor for required training courses, seminars, conferences or other programs.

(c)   In connection with any staff training courses described in subparagraphs 8.03(a) and 8.03(b) above, Franchisee shall pay the travel, hotel and meal expenses for Franchisee’s attendees.

8.04 Sales Convention

Periodically, Franchisor will arrange a business conference for all of its franchisees (the “Sales Convention”) at which franchisees may participate in various programs with Franchisor and other franchisees. Franchisee shall purchase one Sales Convention full registration package for each of its Locations for each Sales Convention Franchisor arranges. On or about the first of each year, if a Sales Convention is to be held that year, Franchisor shall automatically deduct the cost of such registration from Franchisee1 s Depository Checking Account. All of Franchisee1s management and sales associates are strongly encouraged but not required to attend each Sales Convention that is made available.

8.05 Continuing Assistance

Franchisor shall provide such periodic assistance as it deems appropriate, utilizing Franchisor1S representatives who shall contact or visit the franchised Locations from time to time. The frequency and duration of such contacts or visits to Locations by representatives of Franchisor shall be in the sole discretion of Franchisor. In addition, Franchisor will be available on an ongoing basis for consultation and guidance with respect to the operation and management of the Franchised Business. Franchisor, from time to time, also may make available an operations review of the Franchisee’s business operations based on information provided by the Franchisee. The operations review will be no more frequent than one per year. In addition to the Operations Manual, Franchisor may from time to time provide Franchisee with additional materials relating to the Franchised Business.

8.06 Proprietary Materials

At the Sales Associate Orientation, Affiliate Integration Program, or other training programs (if any), Franchisor shall provide to Franchisee proprietary information, training materials, training curricula and related Materials for use in connection with the training of Franchisees staff. Such items are and shall remain the property of Franchisor. Franchisor may also from time to time make available to Franchisee for purchase Materials relevant to the System and the Franchised Business. Franchisee shall not, and shall not allow its employees or others, to copy, reproduce, disseminate or otherwise revea1 to third parties any of the foregoing proprietary information and related Materials without Franchisor’s express prior written consent.

6.07 Timing

Franchisee acknowledges that Franchisor’s ability to provide the training, continuing assistance and other services provided for under Article VIII and Article IX hereof promptly following the Effective Date may be affected by various factors including the number of Locations being operated by Franchisee and the number of franchisees being incorporated into the Network at substantially the same time. Franchisor shall establish a reasonable schedule to provide such services taking such factors into account and shall exercise commercially reasonable efforts to provide such services within the times otherwise provided hereunder.

8.08 Response to Consumer Complaints

Franchisee agrees to respond to consumer and/or customer complaints as required by the Operations Manual, which among other requirements imposes upon Franchisee an obligation to work with Franchisor to respond reasonably to consumer or customer complaints.

IX.

OPERATION OF BUSINESS

9.01 Franchisee Operational and Staff Requirements

(a)   Franchisee shall operate an Approved Broker Management System pursuant to paragraphs 9.02(b) and 9.02(c) hereof in a competent manner and failure to do so constitutes a material breach of this Agreement.

(b)   All Locations shall remain open on a full-time and continuous basis, except Seasonal Locations (which may be designated as Seasonal Locations only upon the prior written consent of Franchisor and which are subject to the operational restrictions set forth in the Operations Manual), except as caused by acts of God or other matters beyond the control of Franchisee (other than Franchisee’s inability to procure money).

(c)   Once a Location is Abandoned, it may not be reopened by Franchisee except as a new Additional Location, after compliance with all procedures and payment of fees applicable to Additional Locations.

(d)   Upon expiration of the limited period of operation, unless extended by Franchisor in its sole discretion, a Satellite Office shall be either converted into an Additional Location pursuant to paragraph 4.03 hereof (with all required, applicable fees paid to Franchisor in such event) or closed (pursuant to paragraph 4.02).

(e)   Franchisee shall provide Franchisor with an estimate of the period of operation of each Subdivision Sales Office and a summary of any other pertinent details requested by Franchisor. A Subdivision Sales Office may be established by Franchisee only upon the written consent of Franchisor, which consent shall not be unreasonably withheld but which consent may be subject to certain conditions at commencement of operations or any time thereafter, including (i) limitations on the authorized period and scope of operation and (ii) a requirement to operate and utilize an Approved Broker Management System or such other real estate software system specified in the Operations Manual for use in Subdivision Sales Offices.

(f)   Franchisee acknowledges that the System provides the opportunity to participate in a referral service that promotes broker-to-broker referrals of business on a nationwide basis between Franchisee and other brokers (currently Prudential Referral Services, Inc.) and agrees that Franchisee is obligated to observe all terms, conditions and general referral policies at any time applicable to participants in such services. Franchisee agrees to confirm its participation on these terms by executing the document captioned “Broker to Broker Referral Terms and Condition attached hereto as Exhibit C. Franchisee further acknowledges that in order to assure continuity of participation and geographic. coverage, participation in such a referral service need not be limited to franchisees of Franchisor and that Franchisee has no right to limit, exclude or otherwise control decisions as to the identity of participants, all such decisions being left to the sole discretion of those responsible for the management of the referral service.

9.02 Reporting and Computer Software System Requirements

(a)   Not later than 120 days after the Effective Date, and at all times thereafter, Franchisee, at its sole expense, shall install, be trained on, and continuously use, one of the approved real estate software systems set forth on Exhibit A attached hereto, or such other system approved by Franchisor in writing in its sole discretion, which approval may be subject to certain restrictions or conditions set forth by Franchisor. Each such approved system is an “Approved Broker Management System”, and includes an information interface capability that allows it to electronica1ly communicate with Franchisor1s designated computer system. Franchisee must also maintain a software support agreement for the Approved Broker Management System. Franchisee shall communicate data to Franchisor’s designated computer system directly from Franchisee’s computer system by use of an Approved Broker Management System. Franchisor may update the list of Approved Broker Management Systems from time to time in the Operations Manual. After installing an Approved Broker Management System, Franchisee may replace such Approved Broker Management System with another Approved Broker Management System, provided Franchisee gives Franchisor 30 days’ prior notice of such replacement. In the event that at any time following the First Anniversary Year, or earlier if otherwise provided in the approval for systems other than those set forth in Exhibit A, Franchisor determines in its sole discretion that such Approved Broker Management System has become inadequate, Franchisor shall so notify Franchisee and Franchisee shall take immediate steps to install, be trained on and use an alternative Approved Broker Management System within the time period (not less than 90 days) set forth in the Operations Manual

(b)   Franchisee is required to report certain data to Franchisor on a periodic basis through an Approved Broker Management System, including, but not limited to, Gross Revenues received or receivable, closed sales and other closed contracts, as set forth in the Operations Manual. USE BY FRANCHISEE OF AN APPROVED BROKER MANAGEMENT SYSTEM IS MANDATORY. Without limiting the foregoing, commencing on the Effective Date, Franchisee is required to timely, accurately and fully report all closed transactions and other information as specified in the Operations Manual. Such information shall be reported in the format specified in the Operations Manual. Franchisor shall be the co-owner of any such reported information with unrestricted rights to use such information.

(c)   Franchisee shall report the data required by the Operations Manual manually until Franchisee becomes active on an Approved Broker Management System. Franchisee shall submit manually reported information to Franchisor on a weekly basis commencing upon the Effective Date as further specified in the Operations Manual. All payments due under this Franchise Agreement when Franchisee is reporting manually shall be collected through Franchisee’s Depository Checking Account

(d)   Franchisee must also maintain a software support agreement for the Approved Broker Management System. In the event Franchisee does not maintain a software support agreement, Franchisor may purchase such software support it deems reasonably appropriate on Franchisee’s behalf and Franchisee shall reimburse Franchisor for all costs of such software support through an automatic deduction from Franchisee’s Depository Checking Account.

(e)   If Franchisee is not active on an Approved Broker Management System within one hundred twenty (120) days of its Effective Date, or otherwise fails to comply with the electronic reporting requirements herein, Franchisee shall pay Franchisor an administrative fee for processing Franchisee’s manual transactions as further provided in the Operations Manual.

9.03 Communications Systems and Hardware

(a)   At its sole expense, Franchisee shall obtain a data grade telephone line (the “data line”) or other communication device and other hardware meeting the specifications prescribed by Franchisor in the Operations Manual, such data line or other communication device and other hardware to be used to facilitate communications between Franchisees computer system and Franchisor’s designated computer system. Such data line or other communication device shall be available for all transmissions of data required by this Agreement for such periods and at such intervals as is set forth in the Operations Manual. All costs associated with the maintenance of such data line or other communication device and other hardware shall be borne solely by Franchisee. The data line or other communication device and other hardware shall be operational no later than 120 days following the Effective Date.

(b)   Franchisor reserves the right to require Franchisee, either upon prior written notice or as may be provided in the Operations Manual, to add commercial communications systems or capacities. For example, and not by way of limitation, Franchisor may require electronic mail, Internet capacities and/or participation in an Intranet developed by Franchisor. The cost of such systems or capacities shall be borne by Franchisee and may include a reasonable charge for services Franchisor chooses to provide.

9.04 Depository Checking Account

At the Effective Date and thereafter, Franchisee shall establish and maintain a Depository Checking Account at a bank or other financial institution that is a participating member of the Depository Checking Account or such other network or system as may be directed by Franchisor pursuant to the guidelines set forth in the Operations Manual. Franchisee shall instruct the institution holding the Depository Checking Account to allow Franchisor access to the Depository Checking Account for collection of Continuing Royalty, Advertising Fees and other fees set forth in this Agreement. Under no circumstances shall such access to the Depository Checking Account be deemed control or joint control of the Depository Checking Account by Franchisor. Franchisee continuously shall maintain a minimum balance in the Depository Checking Account of $1,500 or such higher continuous minimum balance as Franchisor shall deem reasonably necessary. Franchisee shall reimburse Franchisor for all extraordinary costs incurred by Franchisor in collecting or attempting to collect funds due Franchisor from the Depository Checking Account (for example, without limitation, charges for non-sufficient funds, uncollected funds or other discrepancies in deposits or maintenance of the Depository Checking Account balance in accordance with the terms hereof). The Depository Checking Account shall be established and maintained solely for purposes set forth in this paragraph 9.04 and the Operations Manual.

9.05 Operations Manual

(a)   Franchisee shall operate the Franchised Business in accordance with the Operations Manual, a copy of which shall be provided to Franchisee on or soon after the Effective Date. Franchisor shall have the right to modify the Operations Manual at any time by the addition, deletion or other modification of the provisions thereof. Franchisor agrees that although such modifications to the Operations Manual may be material in that they may have an effect on the operation of the Franchised Business, they may not conflict with or materially alter the terms of this Agreement. All such additions, deletions or modifications shall be effective five business days after Franchisor has given notice to Franchisee in accordance with paragraph 14.07 hereof.

(b)   All additions, deletions or modifications to the Operations Manual shall be equally applicable to all similarly situated Franchisees. The Operations Manual, as modified or amended from time to time, shall not alter Franchisee1 s fundamental status and rights under this Agreement. As modified from time to time, the Operations Manual shall be deemed to be an integral part of this Agreement and references to the Operations Manual made in this Agreement, or in any amendments or exhibits hereto, shall be deemed to mean the Operations Manual, as amended from time to time.

(c)   Franchisor shall furnish to Franchisee at no additional charge one copy of the Operations Manual per Location at the time of the Affiliate Integration Program, all of which copies shall at all times remain the sole, confidential, trade secret property of the Franchisor. Upon the expiration or termination of this Agreement for any reason whatsoever, Franchisee shall immediately return the Operations Manual to Franchisor. Except as specifically permitted by Franchisor, at no time may Franchisee, or its employees or agents, make, or cause to be made, any copies or reproductions of all or any portion of the Operations Manual and sha1l not disclose the terms thereof to any other person except employees and agents of Franchisee when required in the operation of the Franchised Business. Franchisor may, at its option in lieu of providing one copy of the Operations Manual per Location, provide an electronic copy of the Operations Manual accessible by means of electronic communication.

9.06 Signs and Display Materials

All signs, display materials and other Materials shall be in full compliance with the specifications provided in, and conformity with, the Operations Manual. Said Materials may be purchased and procured by Franchisee from Franchisor or suppliers designated or approved by Franchisor in accordance with Operations Manual guidelines.

9.07 Telephone Numbers

At its sole expense, Franchisee shall obtain “white pages” and “yellow pages” listings in the form, size and content and in accordance with procedures prescribed by the Operations Manual, in at least one applicable telephone directory of general distribution covering the Locations, Subdivision Sales Offices and Satellite Offices, or such other areas as Franchisor may direct, of its authorized Assumed Name as promptly as possible after the Effective Date of this Agreement, and shall list telephone numbers for each Location. If Franchisee is engaged in businesses other than the Franchised Business, Franchisee must maintain different telephone numbers and may make no reference to the Franchised Business in any “white pages” or “yellow pages” listings in respect of such other businesses.

9.08 Contact Person

Franchisee shall appoint a Contact Person(s), who shall be responsible to receive and disseminate all marketing and other materials received from Franchisor. Contact Person shall participate in conference calls and other events as provided in the Operations Manual. Failure to comply herewith shall result in those actions provided by the Operations Manual. Franchisee shall notify Franchisor of the name, business address and business phone number of the Contact Person, updating such information whenever a change occurs.

9.09 Insurance

Franchisee shall have in effect on the Effective Date and maintain during the term hereof insurance in such types and amounts as are specified in the Operations Manual. All policies of insurance to be maintained by Franchisee shall contain a separate endorsement naming the Franchisor, and if required by Franchisor, its parent and affiliated companies, as additional insureds. Such policies of insurance shall not be subject to cancellation or modification except with 30 days’ prior written notice to the Franchisor. Franchisee shall cause certificates of insurance showing compliance with the above requirements to be delivered to the Franchisor at the initiation of the Franchise Agreement and at such other times as Franchisor may request. In the event Franchisee does not maintain the insurance coverage required in the Operations Manual, Franchisor may purchase such policies of insurance as it deems required and Franchisee shall reimburse Franchisor for all costs of such insurance.

9.10 Records and Rights of Inspection

          (a)         Franchisee covenants and agrees that it shall keep and maintain during the term hereof, and for a period of 36 months following expiration or termination for any reason, full, true and complete records of all revenues and expenditures respecting each Location, Subdivision Sales Office, Satellite Office or Administrative Office, whether related to the Franchised Business or otherwise, in the form and manner specified by Franchisor in its Operations Manual. Franchisee shall permit Franchisor or its representatives or agents selected in the sole discretion of Franchisor during normal business hours, to examine or audit the books of accounts, bank statements, documents, records, papers, and federal, state and local tax return records relating to the Franchised Business or individual officers, directors, owners, partners, or affiliated or related entities or shareholders. If Franchisor should cause an audit to be made and the Gross Revenues or business transacted as shown by Franchisee’s records should be found to be understated by any amount, Franchisee shall immediately pay to Franchisor the additional amount payable as shown by such audit, plus interest thereon at the rate of 15% per annum or the highest rate of interest allowed by law, whichever is lower, computed from the date (or dates) said understated amount (or amounts) were due. If (i) Franchisee’s Gross Revenues are found to be understated by two percent or more or (ii) if Franchisee’s financial records require a substantial effort (as determined in the sole judgment of Franchisor, exercised in good faith) on behalf of Franchisor’s auditors to be placed in a condition readily conducive to audit, Franchisee shall pay to Franchisor the entire cost of such audit; otherwise, the cost of the audit shall be borne by Franchisor. If either Franchisee or Franchisor cancels a scheduled audit, the party canceling such audit will pay the costs arising out of the cancellation. Franchisee shall furnish the Franchisor with a copy of any and all certified financial statements respecting Franchisee1s business, and relevant information from Franchisee’s Multiple Listing Service, if requested, without any cost or expense to Franchisor.

(b) Within 120 days after the end of each of Franchisee’s fiscal years, Franchisee shall furnish Franchisor with (i) a Profit and Loss Statement and Balance Sheet of the Franchised Business for the previous fiscal year, (ii) a Reconciliation of Gross Revenues for the previous fiscal year, (iii) a report of sales closed through Franchisee’s Approved Broker

Management System for the previous fiscal year, (iv) a list of Franchisee1 S Locations and other offices (including the addresses and telephone numbers of each office and the number of sales associates who operate from each office), (v) such materials as Franchisor shall require with respect to compliance with Identity Standards, (vi) such materials as Franchisor shall require with respect to compliance with applicable laws, rules and regulations, and (vii) any further information Franchisor shall reasonably require. All such financial statements and information shall be prepared in accordance with the guidelines prescribed by Franchisor in the Operations Manual and shall be certified by Franchisee, or in the case of a corporate Franchisee, by Franchisee’s Chief Executive Officer or Chief Financial Officer, as being true and correct.

(c) Franchisor shall have the right, at any time, to use any financial report or statement, or any information derived therefrom, relating to the Franchised Business or any or all of the Locations, Subdivision Sales Offices, Satellite Offices or Administrative Offices, as part of Franchisor’s franchise offering circular or similar disclosure document.

9.11 Review

Upon reasonable prior written notice, Franchisor shall have the right to send representatives at reasonable intervals during normal business hours, into Franchisee’s Locations or other offices to inspect Franchisee’s other records, operations, business methods, service, management and administration, to determine the quality thereof and the faithfulness of Franchisee1 s compliance with the provisions of this Agreement and the Operations Manual. If such other records are not located at a Location, Subdivision Sales Office, Satellite Office or Administrative Office, Franchisor’s representatives shall have the right to inspect said other records, wherever located.

9.12 Compliance with Laws

Franchisee shall (a) operate the Franchised Business in compliance with all applicable laws, rules and regulations of all governmental authorities, (b) comply with all applicable wage, hour and other laws and regulations of the federal, state or local governments, (c) prepare and file all necessary tax returns, (d) pay promptly all taxes imposed upon Franchisee or upon its business or property, and (e) at all times comply with the Code of Ethics of the National Association of Realtors and other appropriate organizations. Franchisee represents and warrants that it shall obtain and at all times maintain all necessary permits, certificates and/or licenses necessary to conduct the Franchised Business in the localities within which each Location or other office is situated. Franchisee shall immediately notify Franchisor of any litigation, arbitration, disciplinary action, criminal proceeding, or any other legal proceeding or action brought against or involving Franchisee, or any entity affiliated with Franchisee, or any agent, employee, officer, member, manager, owner, director or partner of Franchisee, which notification shall include all relevant details in respect thereof, according to the procedures set forth in the Operations Manual.

9.13 No Other Real Estate Brokerage Businesses

Franchisee acknowledges that, pursuant to this Agreement, Franchisee will receive valuable specialized training and trade secrets, including, without limitation, information regarding the operational, sales, promotional and marketing methods and techniques of the System. In consideration for the use and license of such valuable information, Franchisee agrees that it shall not during the term of this Agreement, Act as a Real Estate Broker with respect to any business other than the Franchised Business, nor operate, manage, own, assist or hold an interest, direct or indirect (as an employee, officer, director, shareowner, partner, joint venturer or otherwise), in any real estate brokerage business other than the Franchised Business, without the express prior written consent of Franchisor. Franchisee acknowledges that the Franchised Business does not include, among other things, Acting as a Real Estate Broker with respect to a transaction involving Commercial Property having a gross listing or sales price that exceeds $15,000,000, and such action is, therefore, included in the prohibition contained in the preceding sentence. It is the intention of the parties that Franchisee maximize the Gross Revenues of the Franchised Business for the mutual benefit of Franchisor and Franchisee, and any action of Franchisee that diverts business to another entity or diminishes the Gross Revenues of the Franchised Business shall be a material breach of this Agreement. Franchisee shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with, any person, persons, partnership, or corporation, (a) divert or attempt to divert any business or customer of the Franchised Business to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Service Marks or the System, or (b) solicit any person who is at that time employed by Franchisor to leave his or her employment. This paragraph 9.13 shall apply to each Equity Holder of Franchisee.

Franchisee acknowledges that the restrictions contained in this paragraph are reasonable and necessary in order to protect legitimate interests of Franchisor, and in the event of violation of any of these restrictions, Franchisor shall be entitled to obtain damages including, without limitation, Continuing Royalty and other fees that would have been payable if such business were included in the Franchised Business, and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Franchisor may be entitled at law or in equity.

Franchisee agrees that it and each of its Equity Holders will give written notice to Franchisor prior to engaging in any real estate related business other than the Franchised Business (“RERB”), including, without limitation, mortgage, escrow, construction, development, appraisal, referral and consulting matters; and Franchisee acknowledges that it and each of its Equity Holders have given such written notice prior to entering into this Agreement. If Franchisor so directs, Franchisee and each of its Equity Holders shall execute an agreement acceptable in form and content to Franchisor that there will be no use of the Service Marks in connection with any RERB, that all real estate transactions involving both the Franchised Business and any RERB shall be conducted on an arm’s length basis and that any RERB is subject to the provisions of subparagraph 9.10(a) above.

9.14     Change in Status Processing

Requests for (a) change of Assumed Name, (b) relocations of any Locations, Subdivision Sales Offices or Satellite Offices, (c) closures of any Locations or Subdivision Sales Offices or Satellite Offices, (d) changes in designated Responsible Agent or Broker, (e) establishment or extension of the authorized operational periods of Satellite Offices or Subdivision Sales Offices, or (f) other changes in status as may be specified from time to time by Franchisor, shall be made on such form as designated by Franchisor in the Operations Manual. No approvals shall be effective until delivered in writing and signed by an officer of Franchisor.

X.

ASSIGNMENT

10.01   Assignment by Franchisor

Franchisor shall have the right to Transfer any or all of its direct or indirect interest in this Agreement (including, without limitation, the economic benefits derived from this Agreement), and any or all of its rights and privileges hereunder to any other person, firm or corporation (“Assignee of Franchisor”); provided that, in respect to any Transfer (“Assignment by Franchisor”) resulting in the subsequent performance by such Assignee of Franchisor of the functions of the Franchisor: (a) at the time of Assignment by Franchisor, the Assignee of Franchisor is financially responsible and economically capable of performing the obligations of Franchisor hereunder; and (b) the Assignee of Franchisor expressly assumes and agrees to perform such obligations. In the event of such Assignment by Franchisor, Franchisor shall be relieved of all obligations or liabilities then existing or thereafter assertable under this Agreement; provided however, that if Franchisee continues to comply with all terms and conditions of this Agreement, including but not limited to paragraph 3.03 and Articles VII and IX hereof, then Franchisee shall be entitled during such continued compliance to use the Service Marks licensed hereunder until the later of the end of the then current term of this Agreement or two years from the date of such Assignment by Franchisor. At the end of such period of continued compliance and use of the Service Marks, Franchisee shall comply with the terms of paragraph 13.01 below.

10.02   Assignment by Franchisee

(a)       Restriction on Transfer. This Agreement is being entered into in reliance upon and in consideration of the singular personal skills and qualifications of Franchisee and its principals or, in the case of a corporate Franchisee, the principal officers thereof who will actively and substantially participate in the ownership and operation of the Franchised business or, in the case of a partnership Franchisee, the partners thereof who will actively and substantially participate in the ownership and operation of the Franchised Business or, in the case of a limited liability company, the manager(s) or managing member(s) who will actively and substantially participate in the ownership and operation of the Franchised Business. Therefore, neither Franchisee nor any immediate or remote successor to Franchisee, nor any individual, partnership, corporation, limited liability company or other legal entity that directly or indirectly owns an equity interest (as that term is defined herein) in Franchisee, shall Transfer any direct or indirect interest in this Agreement, in the Franchised Business or in the economic benefits derived therefrom, or any equity interest in Franchisee, in whole or in part, in any manner, except as permitted by this Agreement. Any purported Transfer of any interest in this Agreement, the Franchised Business, or an equity interest in Franchisee not in accordance with this Agreement shall be null and void and shall constitute a material breach of this Agreement, for which Franchisor may terminate this Agreement upon notice without opportunity to cure, pursuant to paragraph 11.02(d) of this Agreement.

(b)       Transfers to Employees, Officers, Directors, Members, Managers, Agents, Owners. Except as otherwise provided in this Agreement, without Franchisor’s prior written consent, (i) Franchisee or an Equity Holder may Transfer or issue in any single transaction up to five percent (5%) of the equity interest in Franchisee to an employee, officer or agent of Franchisee directly involved in the operation of the Franchised Business on a full-time basis at the time of such Transfer or issuance, and (ii) Designated Equity Holders (identified in part 7 of Exhibit D hereof) may receive a Transfer of up to 25% of the equity interest in Franchisee; provided (in either case) that such Transfer, when combined with all other Transfers that have occurred since Franchisee shall have been a franchisee of Franchisor, does not effect a change in Control of Franchisee. For the purposes of this subparagraph (b), the term “full-time” shall mean generally working an average of 35 or more hours per week, Notwithstanding the foregoing, the parties acknowledge that it is possible that circumstances may change or additional information regarding Designated Equity Holders may come to light after the Effective Date. Therefore, Franchisee shall give Franchisor prior written notice of any Transfer to Designated Equity Holders, and Franchisor may prohibit such Transfer to the Designated Equity Holders within 30 days thereafter if Franchisor articulates, in the exercise of its reasonable business judgment, a material reason for such prohibition not related to the information Franchisee has previously disclosed to Franchisor regarding such individuals, or not otherwise actually known by any of the officers of Franchisor, on the date hereof.

(c)        Transfers to Family Members. Franchisee or an Equity Holder, if a natural person, may with Franchisor’s consent, which will not be unreasonably withheld, Transfer the Franchised Business or an equity interest in Franchisee to such person’s spouse, parent, sibling, niece, nephew, descendant or spouse1 s descendant provided that adequate provision is made for the management of the Franchised Business and the transferor guarantees, in form and substance satisfactory to Franchisor, the performance of the transferee’s obligations under this Agreement.

(d)       Transfers to Affiliated Corporations. Franchisee or an Equity Holder, if a natural person, a sole proprietorship or a partnership, may without the consent of Franchisor, upon 30 days’ prior written notice to Franchisor, Transfer the Franchised Business or an equity interest in Franchisee to a corporation or limited liability company entirely owned by such natural person, sole proprietorship or partnership, as the case may be, in the same proportionate amount of ownership as prior to such Transfer, provided that adequate provision is made for the management of the Franchised Business and that the transferor guarantees, in form and substance satisfactory to Franchisor, the performance of the transferee’s obligations under this Agreement.

(e)        Transfers Upon Death, Incapacity. Notwithstanding any of the foregoing, in the event of the death or legal incapacity of Franchisee or an Equity Holder, if a natural person, such person’s interest in this Agreement or its equity interest in the Franchisee will Transfer in accordance with such person1s will or, if such person dies intestate, in accordance with laws of intestacy governing the distribution of such person’s estate, provided that adequate provision is made for the management of the Franchised Business and the transferee is one or more of the decedent’s spouse, parents, siblings, nieces, nephews, descendants or spouse’s descendants. A Transfer pursuant to this paragraph l0.02(e) shall be free from Franchisor’s right of first refusal provided in paragraph l 0.03 hereof so long as paragraph l 0.02(m) is complied with.

(f)        Restrictions on Granting Security Interests and Subfranchising. Except as otherwise set forth below, Franchisee shall not in any event have the right to pledge, encumber, hypothecate or otherwise give any third party a security interest in this Agreement in any manner whatsoever, nor subfranchise or otherwise Transfer, or attempt to subfranchise or otherwise Transfer any Location so long as it is operated as a Location, or to Transfer or subfranchise a portion but not an of Franchisee’s rights hereunder without the express prior written permission of Franchisor, which permission may be withheld for any reason whatsoever in Franchisor’s sole discretion. Notwithstanding anything contained herein to the contrary, Franchisee shall have the right to pledge its accounts receivable without the prior written consent of Franchisor for the sole purpose of obtaining financing for the operation of the Franchised Business provided

Franchisee is in full compliance with all of the terms and conditions of this Agreement, and any other agreement, arrangement or understanding with Franchisor.

(g)       Other Transfers. Except as otherwise provided in this Agreement and subject to Franchisor’s right of first refusal provided in paragraph 10.03 hereof, Franchisee or an Equity Holder may effect any Transfer of a direct or indirect interest in this Agreement, in the Franchised Business or in the economic benefits derived therefrom, or any equity interest in Franchisee, not permitted by the preceding subparagraphs (b) through (e), only after written notice to Franchisor and only with Franchisor’s written consent, which may not be unreasonably withheld. Franchisor shall exercise its good faith business judgment in determining whether to give or withhold its consent to a Transfer under this paragraph 10.02(g). Such exercise of good faith business judgment shall include Franchisor’s consideration of certain skills and qualifications of the prospective transferee that are of business concern to Franchisor, including without limitation, the following: experience in real estate brokerage, financial and operational skills and qualifications, economic resources, reputation and character of such prospective transferees; the ability of such prospective transferee(s) to fully and faithfully conduct the Franchised Business as contemplated by this Agreement; and the effect that the Transfer and the prospective transferees will have or may reasonably be expected to have on the reputation or business operations of the Franchised Business, the Network, the System, or Franchisor, its parent or any of its affiliates.

(h)       Equity Interest Defined. An “equity interest” in an entity shall mean any stock or partnership interest, membership interest or other direct or indirect beneficial ownership interest in such entity (whether partnership, corporation, limited liability company, trust or otherwise), or in the economic benefits derived therefrom, and if the holder of such equity interest is not a natural person, “equity interest” shall also include any stock or partnership interest, membership interest or other direct or indirect beneficial ownership interest in, or in the economic benefits derived from, such holder. “Equity interest” in Franchisee shall also include any direct or indirect interest in this Agreement, in the Franchised Business or in the economic benefits derived therefrom or in the assets of the Franchised Business if such assets are Transferred in connection with a Transfer of a substantial portion of such assets. “Equity Holder” shall mean any holder of an equity interest or other ownership interest in Franchisee and shall not include Franchisee itself.

(i)        Computing Equity Interests. In computing the percentages of equity interests in Franchisee, limited partners will not be distinguished from general partners in the case of partnerships, and Franchisor’s judgment will be final if there is any question of the definition of “equity interest” or as to the computation of relative equity interests, the principal considerations being: (i) direct and indirect power to exercise control over the affairs of Franchisee; (ii) direct and indirect right to share in Franchisee’s profits; and (iii) amounts directly or indirectly exposed to risk in Franchisee’s business. Equity interests may be Transferred only if the Transfer is registered or exempt from registration under federal securities laws. If Franchisee is a partnership or corporation, Franchisee represents that the equity interests in Franchisee are directly and (if applicable) indirectly owned as shown on Exhibit D attached hereto.

(j)        Registration of Proposed Transfer. If a proposed Transfer of an equity interest in Franchisee requires registration under any federal or state securities law, Franchisee shall: (i) request Franchisor1S consent at least 45 days before the proposed effective date of the registration; (ii) accompany such requests with one payment of a non-refundable fee of $10,000; (iii) reimburse Franchisor for expenses incurred by Franchisor in connection with review of materials concerning the proposed registration, including without limitation, attorneys’ fees and travel expenses; and (iv) agree, and all participants in the proposed offering subject to registration shall agree, to fully indemnify Franchisor in connection with the registration in writing, in form and substance satisfactory to Franchisor; furnish Franchisor all information requested by Franchisor; avoid any implication of Franchisor’s participating in or endorsing the offering, and use Franchisor’s service marks and trademarks only as directed by Franchisor.

(k)       Transfer and Processing Fees. In the event of a Transfer of a ten percent (10%) or greater equity interest in Franchisee, or that would result in a change in Control of Franchisee, Franchisee shall pay to Franchisor a non-refundable transfer and processing fee of $1,000. Such transfer and processing fees are payable simultaneously with such Transfer.

(l)        Assumption of Obligations. Prior to any Transfer by Franchisee or an Equity Holder of an equity interest in Franchisee permitted hereunder, if the transferor thereof is a party to any agreement or understanding with Franchisor, including, without limitation, a guarantee of Franchisee’s obligations hereunder, such transferor shall give Franchisor 30 days’ prior written notice of the Transfer (except under paragraph 10.02(e) hereof) and (i) shall cause the transferee to enter into an equivalent agreement or understanding with Franchisor prior to such Transfer in form and substance satisfactory to

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Franchisor; and (ii) in any event, shall cause the transferee and each Equity Holder of such transferee to expressly assume in writing for the benefit of Franchisor all of the respective obligations of Franchisee and its Equity Holders under this Agreement. No such Transfer shall be effective unless and until such transferee and each Equity Holder of such transferee complies fu1ly with the terms of this paragraph, notwithstanding any other provision of this Agreement.

(m)      Conditions Precedent to Transfer. Franchisor may impose certain conditions precedent to its required consent to a Transfer pursuant to this Article X including, without limitation, the following:

(i)   that the proposed transferee (or the principal Equity Holders thereof) present themselves for a personal interview at Franchisor1S corporate office, or such other location designated by Franchisor, at such date and time reasonably requested by Franchisor, without expense to Franchisor and prior to such Transfer;

(ii)   Franchisee shall have complied fully as of the date of any such Transfer with all of its obligations to Franchisor, whether under this Agreement or any other agreement, arrangement or understanding with Franchisor; and

(iii)  the transferee of Franchisee agrees that all of Franchisor’s training and orientation programs then required by Franchisor shall be satisfactorily completed by transferee’s necessary personnel within 30 days after the effective date of such Transfer, and such transferee agrees to pay for all of its expenses incurred in connection therewith, including travel, hotel and meal expenses.

(iv) concurrent with the Transfer, transferee of Franchise shall enter into a new Franchise Agreement on the terms of Franchisor’s then current standard form of Franchise Agreement for the then current initial franchise term.

(n)       No Waiver. Franchisee acknowledges (i) that any consent granted or withheld by Franchisor under this Article X shall not serve to waive Franchisor’s right to grant or withhold consents thereafter, and (ii) that Franchisor may consider the effect (cumulative or otherwise) of prior transfers in determining whether to grant or withhold its consent to any Transfer.

(o)       Notice. If a Transfer occurs that is permitted without Franchisor’s prior written consent pursuant to this paragraph 10.02, Franchisee and the transferor shall give Franchisor notice of such Transfer within ten days after such Transfer and shall provide all related information reasonably requested by Franchisor.

10.03   Right of First Refusal

(a)        Except as otherwise provided in paragraph 10.02 hereof, the right of Franchisee and Equity Holders to Transfer any equity interest in Franchisee or any direct or indirect interest in this Agreement, the Franchised Business or the economic benefits derived therefrom, or in the assets of the Franchised Business if the Transfer of such assets is made in connection with a Transfer of a substantial portion of such assets, as permitted in paragraph 10.02 hereof, shall be subject to Franchisor’s right of first refusal with respect thereto if such Transfer (i) is in excess of twenty-five percent (25%) of such equity interest in any single transaction or (ii) effects a change in Control of Franchisee, unless the transferee is one of the Designated Equity Holders (identified in part 7 of Exhibit D hereto). Franchisor’s said right of first refusal may be exercised in the following manner:

(b)       Franchisee or such Equity Holder shall serve upon Franchisor a written notice setting forth (i) all of the terms and conditions of any offer or agreement relating to a proposed Transfer by such person, or all terms and conditions of any proposed Transfer arising out of, or resulting from, any judicial proceeding, arbitration or other quasi-judicial proceeding, and (ii) all available information concerning the proposed transferee of such person.

(c)        Within thirty business days after Franchisor1 S receipt of such notice (or if it shall request additional information, within thirty business days after receipt of such additional information), Franchisor shall notify the proposed transferor of one of the following:

(i) Franchisor shall exercise its right of first refusal as provided herein; or

(ii) Franchisor grants its consent to such Transfer to the proposed transferee as stated in the notice; or

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(iii) Franchisor shall not exercise its right of first refusal and does not consent to such Transfer.

(d)       If Franchisor shall elect to exercise its right of first refusal, it shall purchase the equity interests or assets proposed to be Transferred on the same terms and conditions as set forth in such offer or agreement, or in the case of a proposed Transfer pursuant to a judicial proceeding, arbitration or quasi-judicial proceeding, on the same terms and conditions as set forth in the written notice set forth in subparagraph (b) above. If Franchisor shall elect not to exercise its right of first refusal and shall consent to such Transfer, the proposed transferor shall for a period of 90 days be free to so Transfer to such proposed transferee upon the terms and conditions specified in said notice. If, however, said terms shall be materially changed, or if said 90-day period shall have expired, Franchisor shall again have such right of first refusal with respect thereto and the proposed transferor shall again be required to comply with paragraph 10.03(a) above.

(e)        Franchisor’s right of first refusal as contained herein shall in no way modify or diminish Franchisor’s right to withhold its consent to Transfer under paragraph 10.02 hereof.

10.04   Transfer of Premises

In the event of a Transfer by Franchisee of this Agreement or the Franchised Business, if legally permissible, Franchisee shall also Transfer all of its rights under any lease(s) for its Locations or any other property necessary for the operation of the Franchised Business to the same transferee of Franchisee.

XI.

DEFAULT AND TERMINATION

11.01       General

(a)               This Agreement may be terminated unilaterally by Franchisor only for good cause, which for purposes of this Agreement shall mean a material violation of this Agreement or any other agreement, lease or undertaking between Franchisee or any of its Equity Holders or affiliates and Franchisor or any of its affiliates and shall include any failure by Franchisee to substantially comply with any obligation, duty or promise under the Agreement, including, without limitation, those acts or omissions specified in paragraphs 11.02 and 11.03 hereof Franchisor shall exercise its right to terminate this Agreement in the manner described in this Article XI.

(b)               Notwithstanding anything contained herein to the contrary, in those circumstances under which Franchisor shall have the right to terminate this Agreement, Franchisor shall have the right to exercise any and all remedies available to it at law or in equity, including without limitation specific performance and damages (including without limitation direct, indirect, special, incidental or consequential damages.) All rights and remedies provided herein shall be in addition to and not in substitution of all other rights and remedies available to a party at law or in equity.

(c)               Franchisee’s breach of the Franchise Agreement shall likewise be a default of the PRS Broker to Broker Referral Agreement (Exhibit C of the Franchise Agreement.)

11.02 Termination Without Prior Notice

Franchisor shall have the right to terminate this Agreement without prior notice to Franchisee upon the occurrence of any or all of the following events, each of which shall be deemed an incurable breach of this Agreement:

(a)         If Franchisee shall Abandon all of its Locations;

(b)         To the extent permitted by law, (i) if Franchisee or, in the case of a partnership, a general partner thereof becomes insolvent (as revealed by its records or otherwise), or (ii) if Franchisee files a voluntary petition and is adjudicated bankrupt, or if an involuntary petition is filed against Franchisee and such petition is not dismissed within 30 days, or (iii) if Franchisee shall make an Assignment by Franchisee for the benefit of creditors, or (iv) if a receiver or trustee in bankruptcy or similar officer, temporary or permanent, be appointed to take charge of Franchisee’s affairs or any of its

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property, or (v) if dissolution proceedings are commenced by or against Franchisee (of a corporation, limited liability company or partnership) and are not dismissed within 30 days thereafter, or (vi) if any final judgment against Franchisee from which no further appeal is available and which is not currently on appeal remains unsatisfied or unbonded of record for 30 days after receipt by Franchisee of actual or constructive notice thereof, and the amount of such judgment exceeds $50,000 or 10% of Franchisee’s Gross Revenues for the preceding Anniversary Year, whichever is less;

(c)               If (i) Franchisee has knowingly either inaccurately reported or withheld the reporting of any Gross Revenues twice within 12 consecutive calendar months, or if (ii) a Designated Equity Holder or an Equity Holder having a 10% or greater equity interest in Franchisee has knowingly and directly caused or authorized Franchisee to either inaccurately report or withhold the reporting of any Gross Revenues;

(d)              If Franchisee shall violate the provisions of paragraph 10.02 of this Agreement or otherwise sell, ass1gn, transfer or encumber the Service Marks without the prior written consent of Franchisor as hereinabove provided;

(e)               If Franchisee’s real estate broker’s license is suspended or revoked, and such license or a substitute license has not been reinstated within seven days thereafter;

(f)               If Franchisee shall default in any material obligation in respect of which Franchisee twice previously within the preceding 12 months has received a notice of default from Franchisor with respect to the same or similar breach;

(g)              If Franchisee shall default in its obligation to permit Franchisor or its representative or agents to examine or audit books of accounts, bank statements, documents, records, papers or tax return records under paragraphs 9.10 or 9.11 hereof; or

(h)              If Franchisee fails for two consecutive Anniversary Years after the First Anniversary Year to achieve Gross Revenues sufficient to generate a total Continuing Royalty for each such consecutive Anniversary Year of at least Fifteen Thousand Dollars ($15,000).

(i)                If Franchisee engages in any activity in violation of Article VII of this Franchise Agreement that could not, under any circumstances, result in a complete cure or remedy of any damage caused by such violations.

(j)                If Franchisee violates trust account rules and regulations.

(k)               If Franchisee has knowingly either inaccurately reported or failed to report any information as part of its application or qualification as a Franchisee; or

(l)                If Franchisee materially violates any federal, state or local law, rule or regulation.

11.03 Termination With Notice

(a)               Franchisor may terminate this Agreement if within 24 hours of receipt of written notice by Franchisor to cure, Franchisee fails to cure a violation of the Franchise Agreement that in Franchisor’s sole discretion and judgment impairs the Service Marks, including without limitation any act or conduct by Franchisee or its employees or agents that in Franchisor’s sole discretion and judgment impair the goodwill associated with the Service Marks.

(b)               Franchisor may terminate this Agreement if Franchisee uses the Service Marks in any manner that is not permitted by this Agreement, or takes any action that incorrectly indicates that certain products or services are associated with the Service Marks, and Franchisee fails to cure such violation within 24 hours of receipt of written notice by Franchisor to cure.

(c)        With respect to any default by Franchisee of its obligation to pay any sums due Franchisor under this Agreement, Franchisor may terminate this Agreement upon not less than 14 days’ prior written notice of such default. If Franchisee shall cure said default prior to the end of such period, Franchisor’s right to terminate shall cease with respect to the breach that has been so cured.

(d)         Except as otherwise expressly provided herein, including, without limitation, paragraph 11.06 below, Franchisor may terminate this Agreement only upon 30 days’ prior written notice to Franchisee setting forth the breach complained of in this Agreement or any other agreement to which both Franchisor or any of its affiliates and either Franchisee or any of its affiliates or Equity Holders are party. Upon receipt of such notice, Franchisee shall immediately commence diligently to cure said breach, and if Franchisee shall cure said breach during such period, Franchisor’s right to terminate this Agreement shall cease; provided, however, that if, because of the nature of said breach, Franchisee shall be unable to cure the same within said 30 day period, Franchisee shall be given such additional time as shall be reasonably necessary within which to cure said breach, not to exceed an additional 30 days, upon condition that Franchisee shall, upon receipt of such notice from Franchisor, immediately commence to cure such breach and continue to use its best efforts to do so.

(e)               A material violation of this Agreement shall mean any action or omission by Franchisee that impairs or adversely affects the Network, Franchisor, or the relationship created by this Agreement. Without limitation, each of the following events, along with the events set forth in paragraph l 1.02 above is deemed a material violation of this Agreement. The parties acknowledge, however, that these events do not represent an exhaustive list of material violations of this Agreement, and additional events may occur that individually, or in combination with other events, may constitute a material violation of this Agreement. It shall be a material violation of this Agreement:

(i)           if Franchisee fails to make any of the periodic reports required pursuant to paragraph 9.02 of this Agreement, fails to deposit its Continuing Royalty payments pursuant to subparagraph 5.02(e) of this Agreement, or fails to pay to Franchisor any Sum when due;

(ii)          If Franchisee shall violate any of the provisions of Article VII of this

Agreement; (iii) If Franchisee shall Abandon one or more of its Locations;

(iv)         If Franchisee closes or relocates any Location, Subdivision Sales Office or Satellite Office, except as provided by paragraph 4.02 of this Agreement;

(v)          If Franchisee fails to maintain an independent contractor relationship with Franchisor;

(vi)         If Franchisee or any of its Equity Holders commit an act, or permit an act to be committed, that violates any federal, state or local law, rule or regulation.

11.04 Description of Default

The description of any default in any notice served by Franchisor hereunder upon Franchisee shall in no way preclude Franchisor from specifying additional or supplemental defaults in any action, arbitration, mediation, hearing or suit relating to this Agreement or the termination thereof.

11.05 Statutory Limitations

Notwithstanding anything to the contrary in this Article XI, in the event any valid, applicable law or regulation of a competent governmental authority having jurisdiction over this Agreement or the parties hereto shall limit Franchisor’s rights of termination hereunder or shall require longer notice periods than those set forth herein, and in the event the parties are prohibited by law from agreeing to the shorter periods set forth herein, then this Agreement shall be deemed amended to conform to the requirements of such laws and regulations, but in such event the provisions of the Agreement thus affected shall be amended only to the extent necessary to bring it within the requirements of the law or regulation.

11.06 Extended Cure Period

Notwithstanding anything contained herein to the contrary, including, without limitation, subparagraph ll.03(c) hereof, in those circumstances under which Franchisor shall have the right to terminate this Agreement, except in the case of violations specified in subparagraphs ll.03(a) and (b), Franchisor shall have the right, to be exercised in its sole discretion, to grant to Franchisee, in lieu of immediate termination of this Agreement, an extended period of time to cure the breach that gave rise to Franchisor’s right to terminate, but in no event sha1l such extended cure period exceed six months from the last day of the cure period otherwise applicable to such breach. Franchisee acknowledges that Franchisor’s election to grant such an extended cure period to Franchisee shall not operate as a waiver of any of Franchisor’s rights hereunder.

11.07 Prohibition-Post-Term Non-Compete Restrictions

Franchisor has imposed no post-term non-compete restrictions. Franchisee agrees that, if the Franchise Agreement expires or terminates for any reason, no non-compete clause or similar contractual restriction that Franchisee may have entered into with any employee, officer, director, shareholder, or real estate salesperson of Franchisee shall be binding or enforceable against (1) Franchisor, its parent or any affiliated company of Franchisor, (2) any other franchisee of Franchisor, or (3) any such employee, officer, director, shareholder, or real estate salesperson of Franchisee, who may (i) accept employment or other contractual relationship with Franchisor, its parent or affiliated company, or any franchisee of Franchisor, or (ii) acquire a franchise or any interest in a franchise from Franchisor or any franchisee of Franchisor.

XII.

COMMUNICATION AND DISPUTE RESOLUTION

Franchisor and Franchisee have entered into a long-term franchise relationship that gives rise to an obligation, subject to and consistent with the terms of this Agreement, to endeavor to make the relationship succeed, in light of the overall best interests of the Network and/or System, as contemplated by this Agreement. To that end, Franchisor and Franchisee acknowledge that they need to attempt to resolve disagreements and/or disputes before such disagreements and/or disputes negatively impact the relationship. Good faith communications between Franchisor and Franchisee are an important aspect of that obligation. The provisions in this Article XII are intended to facilitate such communication and the prompt resolution of any disagreements or disputes between the parties. To the extent any element or aspect of this Article XII is found, under applicable law, to be unenforceable in any way, it shall not be deemed void but, if possible, shall be enforced to the fullest lawful extent and all other provisions of this Article XII shall remain in full force and effect.

12.01 Availability of Alternative Dispute Resolution

Except for the disputes described in paragraph 12.02 of this Agreement and except as otherwise specifically modified by this Article XII, any dispute between Franchisor and any of its Affiliates, on the one hand, and Franchisee and any of its Affiliates, on the other, arising out of, relating to or referencing this Agreement or its breach in any way, including without limitation, any claim sounding in tort arising out of the relationship created by this Agreement, and any claim that this Agreement or any other of its parts is invalid, illegal or otherwise voidable or void, is subject to the dispute resolution provisions set forth in paragraphs 12.03 and 12.04 of this Agreement.

“Affiliates”, as used in this Article XII, includes without limitation all shareholders, members, partners, owners, direct and indirect parents and subsidiaries, all affiliates thereof, and all officers, directors, employees, managers and agents of the foregoing, acting in the course of conducting business activities related to Franchisor or Franchisee, as the case may be.

12.02 Disputes Not Subject To Alternative Dispute Resolution

The following disputes are not subject to the procedures stated in paragraphs 12.03 and 12.04 of this Agreement:

(a)               Any claim by Franchisor for monies due to Franchisor by Franchisee;

(b)               Any disputes relating to (i) Franchisee’s use of the Service Marks, or any other mark in which Franchisor or any of its affiliates has an interest; (ii) acts that otherwise violate Franchisee’s obligations under Article VII of this agreement; or (iii) conduct that is alleged to otherwise infringe the intellectual property rights of Franchisor or any of its affiliates;

(c)               Any dispute relating to the assignment of interests in violation of Article X of this Agreement;

(d)               Any dispute for which Franchisor is entitled to terminate this Agreement without prior notice under the provisions of paragraph 11.02 of this Agreement;

(e)               Any dispute in any way relating to the scope, application or enforceability of this Article XII; and

(f)                Any dispute, other than those enumerated above, in which any injunctive relief is sought, but only to the extent of proceedings for such relief, as further provided in paragraph 12.06 hereof.

12.03 Written Notice of Unresolved Disputes -- “Notification of Dispute” Procedure

Except as provided in paragraph 12.02 above, all disputes shall be brought to the attention of Franchisor and Franchisee by delivering a written notice headed “Notification of Dispute.” Delivery of such notice shall be made within 60 days of the date on which facts respecting the dispute first come to Franchisor’s or Franchisee’s attention. A notice of default under Article XI of this Agreement may precede the Notification of Dispute and, in such cases, the Notification of Dispute may be sent at such time as it appears that the default has not been satisfactorily corrected. The Notification of Dispute shall specify, to the fullest extent possible, the party’s version of facts surrounding the dispute, the amount of damages and/or the nature of any other relief such party claims. The party (or parties as the case may be) receiving a Notification of Dispute shall respond within 30 business days after receipt thereof, in accordance with paragraph 14.07 of this Agreement, stating its version of the facts and, if applicable, its position as to the relief sought by the party initiating the dispute procedure; provided, however, that if the dispute has been the subject of a default notice given under Article XI hereof, the Franchisee shall respond to the notice under this paragraph 12.03 within ten business days.

If upon receipt of a Notification of Dispute and responses under this paragraph 12.03, the dispute (or any part thereof) is not resolved, the parties initiating the Notification of Dispute shall so indicate in writing within five business days or the dispute shall be deemed to be resolved as set forth in the response to the Notification of Dispute. If the dispute is not resolved, the parties shall endeavor in good faith to resolve the dispute outlined in the Notification of Dispute and responses.

All notices, requests and responses to be delivered to Franchisor or Franchisee under this Article XII shall be delivered in accordance with paragraph 14.07 of this Agreement.

12.04 Option to Mediate Dispute

In the event a dispute outlined in a Notification of Dispute has not been resolved within 15 days after receipt of the last writing called for by paragraph 12.03 above, either party may initiate a mediation procedure in accordance with this paragraph 12.04 within five days thereafter by making a written request for mediation. Such mediation will be conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) according to its procedures. If JAMS is unable to act in the matter, mediation shall be conducted under the auspices of any other mediation service mutually agreed to by the parties according to the mediator’s procedures. The scope of such mediation and the authority of the mediator to act with respect to the dispute is defined by the specific provisions of this Article XII and any mediator will be required to execute an acknowledgment of applicability of the provisions of this Article XII in any proceeding under this Agreement.

The object of any mediation subject to this paragraph 12.04 is to assist the parties in reaching a mutually acceptable resolution of the dispute. Such mediation shall, in all circumstances, be consistent with the rights and obligations created by this Agreement and shall not be premised on the derogation or diminution of those rights or disregard of those rights. The mediation process shall begin promptly and shall be concluded within ten business days of the day the request for mediation is made, unless the parties mutually otherwise agree. Any and all discussions, negotiations, findings or other statements by the mediator and/or the parties made in connection with the mediation shall be privileged and confidential and shall not be admissible into evidence in any litigation.

In the event the dispute is not resolved by mutual agreement, the mediator shall request each party to submit, within ten business days or less, a proposed “Listing of Relevant Facts” that each party asserts are relevant to resolution of the dispute. Submissions shall be limited to assertions of fact without opinion, legal argument or ultimate conclusory assertions. Based on such submissions, the mediator shall prepare a final Listing of Relevant Facts including those facts

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that appear to be related to the dispute and undisputed; those that appear to be relevant to the dispute but are the subject of factual disagreement; and those that (whether disputed or not) appear to be irrelevant to the dispute. The Listing of Relevant Facts prepared by the mediator shall also be limited to specific facts without opinion, legal argument or ultimate conclusory assertions and shall be delivered to all parties, in writing, within ten business days after the submission date referred to above. The mediator’s Listing of Relevant Facts shall be on an advisory basis and may not be admitted as evidence in any proceeding between the parties or used outside of the proceeding; provided, however, that either party may make reference to the Listing of Relevant Facts on an in camera basis in the course of pre-trial proceedings in a subsequent court proceeding between the parties involved in the dispute.

All mediation proceedings shall take place in Orange County, California, or if Franchisor so elects, in the county where the principal place of business of Franchisee is then located. The expenses of the mediation service shall be borne equally by Franchisor and Franchisee, and all other expenses relating to such mediation shall be borne by the party incurring them.

12.05 Business Judgment

The parties hereto recognize, and any mediator or judge is affirmatively advised, that certain provisions of this Agreement describe the right of Franchisor to take (or refrain from taking) certain actions in the exercise of its business judgment based on its assessment of the overall best interests of the Network and/or System. Where such discretion has been exercised, and is supported by the business judgment of Franchisor, neither a mediator nor a judge shall substitute his or her judgment for the judgment so exercised by Franchisor.

12.06 Court Proceedings

If the dispute is not subject to paragraphs 12.03 and 12.04 hereof or if after the conclusion of all procedures under those paragraphs including the delivery of any Listings of Relevant Facts by the mediator, the parties have been unable to resolve the dispute, either party may avail itself of the right to seek relief from a court of competent jurisdiction in Orange County, California, and only in that location, in accordance with paragraph 12.07 specifically and in accordance with the provisions of this Article XII; provided, however, that if the procedures in paragraphs 12.03 and 12.04 of this Agreement have been employed, any such complaint shall be filed within 60 days following the conclusion of the mediation process and the mediator’s delivery of the Listing of Relevant Facts, which 60 day period shall constitute an agreed limitation as provided in paragraph 12.08 of this Agreement, and such complaint shall be limited to the cause(s) of action within the scope of the Notification of Dispute delivered in accordance with paragraph 12.03 of this Agreement.

In any such proceeding, any dispute that involves decisions expressly reserved herein for Franchisor’s business judgment or discretion shall not be set aside unless the Court finds that Franchisor has exercised its judgment or discretion without any reasonable business basis therefor, as provided in paragraph 12.05 hereof.

All disputes that involve adjudication in a court shall be governed by the provisions of paragraphs 12.07 and 12.08 of this Agreement. If, in an action commenced in a court pursuant to paragraph 12.02 of this Agreement, a party seeks temporary or preliminary injunctive relief, the court hearing the matter shall proceed to adjudicate the issues before it with respect to such relief and shall not delay the entry of any order with respect to such relief; provided, however, that except for matters fully determined in connection with proceedings for temporary or preliminary relief: the dispute resolution procedures set forth herein shall be used. If in an action commenced in court pursuant to paragraph 12.02, the opposing party shall raise a legally sufficient claim by way of defense, cross-claim or counterclaim that is otherwise subject to the dispute resolution provisions of this Article XII, the court hearing the matter shall proceed to adjudicate the issues before it; provided, however, that the court may elect to use the dispute resolution procedures set forth herein with respect to any such defense, counterclaim or cross-claim to the maximum extent feasible, so long as the use of all such dispute resolution procedures may be completed within 60 days from the date the matter is referred to the mediator for that purpose.

12.07 VENUE: SUBMISSION OF ISSUES TO COURT; LIMITATION OF DAMAGES

The parties acknowledge that Franchisor operates a nationwide franchise system, with franchisees located in numerous different states and in numerous counties and cities within such states. Accordingly, the parties hereby agree that in view of the fact that the books, records and business personnel of Franchisor are located, for the most part, in

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Orange County, California, and in order to minimize disruption or interference with operation of the franchise system as a whole, Franchisee and Franchisor agree as follows:

(a)               ANY AND ALL COURT PROCEEDINGS ARISING FROM OR RELATING IN ANY MANNER TO ANY DISPUTE BETWEEN FRANCHISOR AND ANY OF ITS AFFILIATES, ON THE ONE HAND, AND FRANCHISEE AND ANY OF ITS AFFILIATES, ON THE OTHER, ARISING OUT OF, RELATING TO OR REFERENCING THIS AGREEMENT OR ITS BREACH IN ANY WAY, SHALL BE BROUGHT IN,. AND ONLY IN, THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA (ORANGE COUNTY DIVISION—SANTA ANA). NO INDIVIDUAL OR ENTITY (WHETHER NAMED OR OTHERWISE DESIGNATED) SHALL BE JOINED AS A PARTY TO SUCH PROCEEDINGS IF SUCH JOINDER HAS THE EFFECT OF DESTROYING FEDERAL COURT JURISDICTION UNLESS THAT INDIVIDUAL OR ENTITY IS A NECESSARY PARTY TO THE PROCEEDING AS A MATTER OF LAW. WHERE THERE IS NO UNITED STATES DISTRICT COURT HAVING JURISDICTION OVER THE DISPUTE, THE PROCEEDING MAY BE INITIATED IN, AND ONLY IN, THE SUPERIOR COURT OF CALIFORNIA IN AND FOR ORANGE COUNTY, CALIFORNIA, OR IF THE JURISDICTIONAL LIMITS FOR THE SUPERIOR COURT ARE NOT MET, THEN THE PROCEEDING MAY BE INITIATED IN THE HARBOR MUNICIPAL COURT OF THE ORANGE COUNTY JUDICIAL DISTRICT, NEWPORT BEACH, CALIFORNIA. IN EITHER CASE, FRANCHISEE HEREBY CONSENTS TO THE EXERCISE OF JURISDICTION BY SUCH COURTS.

(b) THE PARTIES AGREE THAT ALL DISPUTES ADMITTED TO THE COURT PURSUANT TO THIS ARTICLE XII SHALL BE TRIED TO THE COURT SITTING WITHOUT A JURY, NOTWITHSTANDING ANY STATE OR FEDERAL CONSTITUTIONAL OR STATUTORY RIGHTS OR PROVISIONS.

(c) NO PUNITIVE OR EXEMPLARY DAMAGES SHALL BE AWARDED AGAINST EITHER FRANCHI- SOR OR FRANCHISEE, OR ANY AFFILIATES OF EITHER OF THEM, IN ANY PROCEEDING, AND ALL CLAIMS TO SUCH DAMAGES ARE HEREBY WAIVED.

12.08 Limitation of Actions

Franchisor and Franchisee agree that no form of action or proceeding permitted hereby will be maintained by any party to enforce any liability or obligation of the other party, whether arising from this Agreement or otherwise, unless any Notification of Dispute required to be delivered under this Agreement has been delivered in accordance with paragraph 12.03 hereof and unless the proceeding is brought before the expiration of the earlier of (a) the end of the 60-day period specified in paragraph 12.06 of this Agreement for the initiation of proceedings following mediation, if applicable; or (b) one year after the date of discovery of the facts resulting in such alleged liability or obligation or (c) two years after the date of the first act or omission giving rise to such alleged liability or obligation. The foregoing limitations period shall not apply to those liabilities or obligations discovered as a result of an audit conducted by Franchisor pursuant to subparagraph 9.10(a). Notwithstanding the foregoing, where state or federal law mandates or makes possible by notice or otherwise a shorter period, such shorter period shall apply in all cases, in lieu of the time specified in (a), (b) or (c) above.

XIII.

FURTHER OBLIGATIONS AND RIGHTS OF THE

PARTIES UPON TERMINATION OR EXPIRATION

13.01 Franchisee’s Obligations

(a)               Except as otherwise set forth in paragraph 10.01 with respect to assignment by Franchisor of any or all of its interest in this Agreement, in the event of termination or expiration of this Agreement whether by reason of Franchisee’s breach, default, non-renewal, lapse of time, or other cause, in addition to any other obligations provided for in this Agreement, Franchisee shall forthwith discontinue the use and/or display of the Service Marks in any manner whatsoever and all Materials containing or bearing same and shall not thereafter operate or do business under the Assumed Name or any other name or in any manner that might tend to give the general public the impression that Franchisee is in any way associated or affiliated with Franchisor, or any of the businesses conducted by it or other owners of the Service Marks. In such event, Franchisee also shall comply with paragraph 13.02 respecting the return to Franchisor of certain Materials and

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shall not thereafter use, in any manner, or for any purpose, directly or indirectly, any of Franchisor’s trade secrets, procedures, techniques, or Materials acquired by Franchisee by virtue of the relationship established by this Agreement, including, without limitation, (i) any training or other materials, manuals, bulletins, instruction sheets, or supplements thereto, or (ii) any equipment, videotapes, video disks, forms, advertising matter, marks, devices, insignias, slogans or designs used from time to time in connection with the Franchised Business. At such time as requested by Franchisor, Franchisee shall make its books and records available to Franchisor’s representatives who shall conduct a termination audit.

(b)   In the event of termination or expiration as described in paragraph l3.0l(a) above, Franchisee shall promptly:

(i)   remove at Franchisee’s expense all signs erected or used by Franchisee and bearing the Service Marks, or any word or mark indicating that Franchisee is associated or affiliated with Franchisor;

(ii)   erase or obliterate from letterheads, stationery, printed matter, advertising or other forms used by Franchisee the Service Marks and all words indicating that Franchisee is associated or affiliated with Franchisor;

(iii)   permanently discontinue all advertising of Franchisee to the effect that Franchisee is associated or affiliated with Franchisor;

(iv)  refrain from doing anything that would indicate that Franchisee is or ever was an authorized Franchisee including, without limitation, indicating, directly or indirectly, that Franchisee was licensed to use the Service Marks or any other distinctive System features or that Franchisee at any time operated under any name, word or mark associated or affiliated with Franchisor;

(v)   in the event that Franchisee engages in any business thereafter, it shall use trade names, service marks or trademarks (if any) that are significantly different from those under which Franchisee had done business and shall use sign formats (if any) that are significantly different in color and type face; and take all necessary steps to ensure that its present and former employees, agents, officers, shareholders and partners observe the foregoing obligations; and

(vi)   in the event such termination is a result of a material default by Franchisee, then Franchisee shall take all action necessary to disconnect and change all telephone numbers and directory listings used by the Franchised Business immediately without providing for any forwarding numbers; or, at Franchisor’s option, shall assign all interest and right to use all such telephone numbers and directory listings to Franchisor.

(vii)   if such termination or expiration is the result of Franchisee’s election not to renew this Agreement pursuant to paragraph 6.02 hereof, then Franchisee may retain its interest and right to use all telephone numbers and yellow page and white page listings. However, if the termination or expiration is for any other reason, the Franchisee shall assign all interest and right to use all telephone numbers and all yellow page and white page listings applicable to the Franchised Business in use at the time of such termination or expiration to Franchisor and take all action necessary to change all such telephone numbers immediately and change all such yellow page and white page listings as soon as possible

(viii)   assign all Internet and web site addresses, e-mail addresses and domain names using the Service Marks to Franchisor and use best efforts to identify any individual Internet, web site addresses, e-mail addresses and domain names using the Service Marks that may have been created by employees or sales agents in violation of this Agreement and cause those employees or agents to assign the addresses or names to Franchisor. Franchisee shall instruct its Internet service provider to purge from its servers all domain name server information associated with such Internet and web site addresses, e-mail addresses and domain names being assigned or transferred.

(c) If Franchisee shall fail or omit to make or cause to be made any removal or change described in paragraph l3.0l(b) above, then Franchisor shall have the right within 15 days after written notice to enter upon Franchisee’s premises upon which the Franchised Business is being conducted without being deemed guilty of trespass or any other tort, and make or cause to be made such removal and changes at the expense of Franchisee, which expense Franchisee agrees to pay to Franchisor promptly upon demand; and Franchisee hereby irrevocably appoints Franchisor as its lawful attorney upon termination of this Agreement with authority to file any document in the name of and on behalf of Franchisee for the purpose of terminating any and all of Franchisee’s rights in the Assumed Name and any of the Service Marks.

(d)   In the event that a Location is Abandoned or otherwise closed for a period of seven consecutive days with or without Franchisor’s prior written consent, Franchisee shall promptly take action to remove any indication that such Location is associated or affiliated with either Franchisee or Franchisor, and remove at Franchisee’s expense all signs erected or used by Franchisee on, in or in connection with such Location and bearing either the Service Marks or any word or mark indicating that such Location is associated or affiliated with either Franchisee or Franchisor, except as otherwise required by law.

13.02 Right of Franchisor

The expiration or termination of this Agreement shall be without prejudice to any rights of Franchisor against Franchisee and such expiration or termination shall not relieve Franchisee of any of its obligations to Franchisor existing at the time of expiration or termination or terminate those obligations of Franchisee that, by their nature, survive the expiration or termination of this Agreement. Franchisee is obligated to return, at no expense to the Franchisor, any and all copies of the Operations Manual, computer equipment, video equipment, video tapes, video disks, software, software manuals and documentation, and any other communications media and Material provided for Franchisee’s use without additional charge in connection with the operation of the Franchised Business.

13.03 Franchisor’s Right to Cure Defaults by Franchisee

In addition to all other remedies herein granted, if Franchisee shall default in the performance of any of its obligations or breach any term or condition of this Agreement or any related agreement involving third parties, Franchisor may, at its election, immediately or at any time thereafter, without waiving any claim for breach hereunder and without notice to Franchisee, cure such default for the account of and on behalf of Franchisee, and all costs or expenses including attorneys’ fees incurred by Franchisor on account thereof shall be due and payable by Franchisee to Franchisor on demand.

13.04 Waiver and Delay

No waiver by Franchisor of any breach or series of breaches or defaults in performance by Franchisee and no failure, refusal or neglect of Franchisor either to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of Franchisee’s obligations under this Agreement or the Operations Manual, shall constitute a waiver of the provisions of this Agreement or the Operations Manual with respect to any subsequent breach thereof or a waiver by Franchisor of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

13.05 Attorneys’ Fees and Expense

In any action or proceeding between the Franchisor and Franchisee for the purpose of enforcing or preventing any breach of any provision of this Agreement, whether by judicial or quasi-judicial action, arbitration or otherwise or any appeal thereof, each party shall bear its own costs including but not limited to its own attorneys’ fees, except for those actions or proceedings, whether quasi-judicial action, arbitration or otherwise or any appeal thereof, brought for collection of moneys due, enforcement of indemnifications and/or with regard to the use or protection of the Service Mark, which proceedings or actions, whether by judicial or quasi-judicial action, arbitration or otherwise or any appea1 thereof, the prevailing party shall be entitled to collect its fees and expenses including attorneys’ fees from the other party.

XIV.

GENERAL CONDITIONS AND PROVISIONS

14.01 Relationship of Franchisee to Franchisor

It is expressly agreed that the parties intend by this Agreement to establish between Franchisor and Franchisee the relationship of franchisor and franchisee. It is further agreed that Franchisee has no authority to create or assume in

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Franchisor’s name or on behalf of Franchisor, any obligation, express or implied, or to act or purport to act as agent or representative on behalf of Franchisor for any purpose whatsoever. Neither Franchisor nor Franchisee is the employer, employee, agent, director, officer, member, manager, partner, fiduciary or co-venturer of or with the other, each being independent. Franchisee agrees that it will not hold itself out as the agent, employee, director, officer, member, manager, partner or co-venturer of Franchisor or the owner of the Service Marks. All employees or agents hired or engaged by or working for Franchisee shall be only the employees or agents of Franchisee and shall not for any purpose be deemed employees or agents of Franchisor or the owner of the Service Marks, nor subject to Franchisor’s control; and in particular, Franchisor shall have no authority to exercise control over the hiring or termination of such employees, officers, managers, independent contractors, or others who work for Franchisee, their compensation, working hours or conditions, or the day-to-day activities of such persons, except to the extent necessary to protect the Service Marks. Franchisee agrees to respond to customer indications of dissatisfaction with services rendered by Franchisee in a diligent and professional manner and agrees to cooperate with representatives of Franchisor or the owner of the Service Marks in any investigation undertaken by Franchisor of complaints respecting Franchisee’s activities. Each of the parties agrees to file its own tax, regulatory and payroll reports with respect to its respective employees or agents and operations, saving and indemnifying the other party hereto of and from any liability of any nature whatsoever by virtue thereof.

14.02 Indemnity

Except as otherwise expressly provided in paragraph 7.07 hereof, Franchisee hereby agrees to protect, defend and indemnify Franchisor, its direct or indirect parents, their subsidiaries, affiliates and designees and hold them harmless from and against any and all costs and expenses actually incurred by them or for which they are liable, including attorneys’ fees, court costs, losses, liabilities, damages, claims and demands of every kind or nature, and including those incurred pursuant to a settlement entered into in good faith, arising out of or in connection with the Franchised Business, including specifically without limitation any claim or controversy arising out of (a) any Transfer by Franchisee referred to in paragraph 10.02 hereof, (b) acts or omissions of Franchisee that are not in strict compliance with this Agreement and the Operations Manual in respect of use or display of the Service Marks, or (c) acts or omissions of Franchisee that tend to create an impression that the relationship between the parties hereto is other than one of Franchisor and Franchisee. Notwithstanding the foregoing, (x) Franchisee shall have no obligation to protect, defend or indemnify Franchisor, its direct or indirect parents, their subsidiaries, affiliates or designees from and against any such costs or expenses arising from the conduct of Franchisor found to be willful, malicious or grossly negligent, and (y) in any proceeding in which Franchisor has been found to have been actively negligent (as opposed to passively negligent or vicariously liable), Franchisor and Franchisee shall each bear all of such costs and expenses (i) in proportion to any finding of comparative negligence made in such proceeding or (ii) if no such finding has been made, as shall be determined in a communication and dispute resolution proceeding pursuant to Article XII hereof, based on application of comparative negligence standards.

14.03 Survival of Covenants

The covenants contained in this Agreement that by their terms require performance by the parties after the expiration or termination of this Agreement shall be enforceable notwithstanding said expiration or other termination of this Agreement for any reason whatsoever.

14.04 Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Franchisor and shall be binding upon and inure to the benefit of the Franchisee and its or their respective heirs, executors, administrators, successors and assigns, subject to the restrictions on Assignment by Franchisee contained herein.

14.05 Joint and Several Liability

If Franchisee consists of more than one person or entity, or a combination thereof, the obligation and liabilities to Franchisor of each such person or entity are joint and several.

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14.06           Counterparts

This Agreement may be executed in any number of copies, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

14.07           Notices

All notices that the parties hereto may be required or may desire to give under or in connection with this Agreement shall be in writing and shall be sent either by United States certified mail, return receipt requested, postage prepaid, or by other reliable overnight delivery service, expenses prepaid, addressed as follows:

If to Franchisor:

The Prudential Real Estate Affiliates, Inc.

3333 Michelson Drive, Suite 1000

Irvine, California 92612

Attention: Law Department

If to Franchisee: to the attention of the Responsible Agent and/or Broker at the address indicated in paragraph 17.02(c) hereof unless another or an additional receiving person and/or address is desired by Franchisee, in which event the different receiving person and/or address will be attached hereto as an exhibit.

The addresses herein given for notices may be changed at any time by either party by written notice given to the other party as herein provided. Notices shall be deemed given three business days after deposit in the United States certified mail or on the next business day after delivery to such reliable overnight delivery service as aforesaid.

14.08           CPI Adjustment

The following amounts may be adjusted by Franchisor periodically:

The Thresholds in paragraphs 5.02(a) and (b) hereof,

Advertising Fees and Thresholds set forth in paragraph 5.03 hereof;

The transfer and processing fees set forth in paragraph 10.02 hereof;

Any other amounts as required by any other provision that by its terms calls for adjustments corresponding to the Consumer Price Index.

The foregoing amounts may be increased by the cumulative annual average percentage increase in the Consumer Price Index from December 31, 2002 through the date of adjustment, provided that the cumulative annual average percentage increase from December 31, 2002 through the date of adjustment shall not exceed the cumulative increase in the Consumer Price Index from December 31, 2002 through the date of adjustment. The Advertising Fees may have been adjusted to some extent since December 31, 1999 to reflect a portion of the cumulative annual average percentage increase. Franchisor reserves the right to increase the Advertising Fees for the total cumulative annual average percentage increase and for any future increases in the Consumer Price Index.

XV.

CONSTRUCTION OF AGREEMENT

15.01           Governing Law

This Agreement and the totality of the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of California, except that statutes or regulations of that state pertaining to the franchise relationship, termination or renewal thereof or disclosure with regard thereto, shall apply only to those agreements contemplating operation of a Franchised Business within that state or to a franchisee which, as of the Effective Date, is domiciled in that state.

15.02           Entire Agreement: Modification

This Agreement contains all of the terms and conditions agreed upon by the parties hereto with reference to the subject matter hereof. No other agreements oral or otherwise shall be deemed to exist or to bind any of the parties hereto and all prior agreements and understandings are superseded hereby. No officer or employee or agent of Franchisor has any authority to make any representation or promise not contained in this Agreement Franchisee agrees that it has executed this Agreement without reliance upon any such unauthorized representation or promise. This Agreement cannot be modified or changed except by (a) written instrument signed by all of the parties hereto, or (b) by Franchisor’s reduction of the scope of any of Franchisee’s obligations under this Agreement, which may be done without Franchisee’s consent and which is effective immediately upon notice. The ability of Franchisor to reduce the scope of any of Franchisee’s obligations under this Agreement shall not be interpreted as according Franchisor any right correspondingly to reduce the scope of any of its obligations under this Agreement, unless otherwise specifically empowered to do so hereunder.

15.03           Titles of Convenience

Paragraph titles used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants or conditions of this Agreement.

15.04           Gender

All terms used in any one number or gender shall extend to mean and include any other number and gender as the facts, context or sense of this Agreement or any paragraph may require.

15.05           Severability

Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Whenever there is any conflict between any provisions of this Agreement or the Operations Manual and any present or future statute, law, ordinance, regulation or judicial decision, contrary to which the parties have no legal right under this Agreement, the latter shall prevail, but in such event the provision of this Agreement or the Operations Manual thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, Article, paragraph, sentence or clause of this Agreement or the Operations Manual shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall be deemed deleted, and the remaining parts thereof shall continue in ful1 force and effect, unless said provision pertains to the payment of fees pursuant to Article V hereof, in which case this Agreement shall terminate.

15.06           No Third Party Beneficiaries

This Agreement is not intended to benefit any other person or entity except the named parties hereto and no other person or entity shall be entitled to any rights hereunder by virtue of so-called “third party beneficiary rights’ or otherwise.

XVI.

SUBMISSION OF AGREEMENT

The submission of this Agreement to Franchisee does not constitute an offer and this Agreement shall become effective only upon the execution thereof by Franchisor and Franchisee. THIS AGREEMENT SHALL NOT BE BINDING ON FRANCHISOR UNLESS AND UNTIL IT SHALL HAVE BEEN ACCEPTED AND SIGNED BY THE PRESIDENT OR OTHER EXECUTIVE OFFICER OF FRANCHISOR. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE UNTIL AND UNLESS FRANCHISEE SHALL HAVE BEEN FURNISHED BY FRANCHISOR WITH ANY DISCLOSURE, IN WRITTEN FORM, AS MAY BE REQUIRED UNDER OR PURSUANT TO APPLICABLE LAW.

XVII.

ACKNOWLEDGEMENTS AND REPRESENTATIONS OF FRANCHISEE

17.01           Certain Acknowledgements and Representations of Franchisee

Franchisee represents and warrants that the following statements are true and accurate:

(a)                     Franchisee is a duly licensed real estate broker under the laws of the state within which the Locations are situated and is in compliance with all applicable laws, rules and regulations of cognizant authorities. Additionally, if Franchisee is a partnership, corporation or a limited liability company, the Responsible Agent and/or Broker identified in paragraph 17.02(c) below is a duly licensed real estate broker under the laws of the state within which the Locations are located and is in compliance with all applicable laws, rules and regulations of cognizant authorities.

(b)                    Franchisee does not seek to obtain the Franchise for speculative or investment purposes and has no present intention to sell or transfer or attempt to sell or transfer the Franchised Business and/or the Franchise.

(c)                     Franchisee understands and acknowledges the value to the System of uniform and ethical standards of quality, appearance and service described in and required by the Operations Manual and the necessity of operating the Franchised Business under the standards set forth in the Operations Manual. Franchisee represents that it has the capabilities, professionally, financially and otherwise, to comply with the standards of Franchisor.

(d)                    If Franchisee is a corporation or limited liability company, Franchisee is duly incorporated or formed and is qualified to do business in the state and any other applicable jurisdiction within which the Locations are located.

(e)                     The execution of this Agreement by Franchisee will not constitute or violate any other agreement or commitment to which Franchisee is a party.

(f)                      Any individual executing this Agreement on behalf of Franchisee is duly authorized to do so and the Agreement shall constitute a valid and binding obligation of the Franchisee and, if applicable, all of its partners, if Franchisee is a partnership.

(g)                    Franchisee has, or if a partnership, corporation or other entity, its partners, managers, members, executive officers or its other principals have, carefully read this Agreement and all other related documents to be executed by it concurrent1y or in conjunction with the execution hereof, that it has obtained, or had the opportunity to obtain, the advice of counsel in connection with the execution and delivery of this Agreement, that it understands the nature of this Agreement, and that it intends to comply herewith and be bound thereby.

(h)                    This Agreement has been developed from the experiences of Franchisor and the Network, including Franchisor’s current and former employees, agents and franchisees, who collectively possess substantial experience in the business of franchised residential real estate brokerage. The formation of this Agreement and the disclosures made in connection with the franchise relationship set forth herein have been governed in part by the franchise relations acts, the franchise investment laws, the franchise disclosure laws and the regulations promulgated thereunder in the states in which Franchisor and the Network do business. Such laws, regulations and disclosure requirements have been implemented for the protection and benefit of franchisees and prospective franchisees. Franchisee acknowledges that it has been advised to obtain legal advice and counsel to evaluate the opportunity of becoming a franchisee of Franchisor and the benefits and duties of this Agreement. Franchisee acknowledges that it has chosen to enter into this Agreement solely based upon independent judgment as to its needs at a time when other prominent residential real estate franchise opportunities were available.

17.02           Additional Information Respecting Franchisee

(a)                     Attached hereto as Exhibit D is a schedule containing complete information respecting the owners, members, managers, partners, shareholders, officers and directors, as the case may be, of Franchisee.

(b)                    The address (written notice of any change in this information after the Effective Date must be delivered to Franchisor pursuant to paragraph 14.07 hereof) where Franchisee’s financial and other records are maintained is:

8751 W. Broward Boulevard, Suite 500

Plantation, Florida 33324

(c)                     The name and business address (written notice of any change in this information after the Effective Date must be delivered to Franchisor pursuant to paragraph 14.07 hereof) of Franchisee’s “Responsible Agent or Broker” is:

Roger Herman

8751 W. Broward Boulevard, Suite 500

Plantation, Florida 33324

(d)                    Franchisee has delivered to Franchisor complete and accurate copies of all organizational documents relating to Franchisee, including without limitation all partnership agreements, certificates of partnership, Articles or certificates of incorporation or other organization, by-laws and shareholder or member agreements, including all amendments, side letters and other items modifying such documents.

(remainder of page intentionally left blank)

(e)                     The term (as described in paragraph 6.01 hereof) of this Agreement expires on March 3, 2014.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.

FRANCHISEE:

WATERMARK REALTY, INC.
a Delaware corporation

BY: ___/s/ Roger Herman__________________________
Roger Herman

ITS: _President__________________________________

BY: ___/s/ James Cullen___________________________

ITS: ___Vice President____________________________

FRANCHISOR:

THE PRUDENTIAL REAL ESTATE AFFILIATES, INC.
a Delaware corporation

BY: __/s/ Earl W. Lee____________________________
Earl W. Lee
ITS: President

BY: ___/s/ Kathie S. Lee__________________________
Kathie S. Lee
ITS: Vice President, Corporate Counsel
and Assistant Secretary

NONDISCLOSURE, NONCOMPETITION AND NONTRANSFER COVENANT

In consideration of the execution by Franchisor of this Franchise Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned does hereby agree to comply with and be bound by all provisions of this Franchise Agreement in any way related to nondisclosure, noncompetition and nontransfer to the same extent as if it were the Franchisee, including but not limited to paragraphs 3.04, 7.01, 7.03, 9.06, 9.13, 13.01 and all of Article X, and hereby agrees not to engage in any activities not permitted to the Franchisee thereunder (whether on its own behalf or in any capacity on behalf of any entity).

The undersigned does hereby further agree that this covenant and agreement on its part shall continue in favor of Franchisor notwithstanding any extensions, modifications, or alterations of the Franchise Agreement entered into by and between the parties thereto, or their successors or assigns, or notwithstanding any assignment of said Franchise Agreement without the consent of Franchisor and no extension, modification, a1teration or assignment (without the consent of Franchisor) of the Franchise Agreement shall in any manner release or discharge the undersigned, and they hereby consent thereto.

Franchisor may assign this Nondisclosure, Noncompetition and Nontransfer Covenant in whole or in part. All of the obligations of the undersigned under this Nondisclosure, Noncompetition and Nontransfer Covenant are independent of the obligations of Franchisee under the Franchise Agreement and a separate action may be brought against the undersigned whether or not an action is brought against Franchisee under the Franchise Agreement.

The parties agree that any controversy or claim arising out of this Nondisclosure, Noncompetition and Nontransfer Covenant, or any breach thereof, may be submitted to mediation and adjudicated in accordance with paragraph 12.01 of the Franchise Agreement.

The undersigned agrees to cause the Franchisee to maintain, at all times, no less than $300,000 in Equity.

This Nondisclosure, Noncompetition and Nontransfer Covenant shall be governed in accordance with the laws of the same state whose laws govern this Franchise Agreement and shall be binding upon and inure to the benefit of the respective successors and assigns of the parties herein named.

Watermark Communities, Inc.

By: ___/s/ Roger A. Herman____________________________
(Signature)

Name: __Roger A. Herman____________________________

Its: __Vice President_________________________________

Address:	24301 Walden Center Drive
Bonita Springs, Florida 34134

Telephone
Number: (941) 947-2600

List of Exhibits to Franchise Agreement

Exhibit A - Approved Broker Management Systems

Exhibit B - Origina1 Locations and Other Offices

Exhibit C - Prudential Referral Services, Inc. - Broker to Broker Referral Terms and Conditions

Exhibit D - Schedule of Names and Addresses of Sole Proprietor or Shareholders, Partners, Principal Officers, and if a Limited Liability Company, Members and Managers, as Applicable, and Other Information

EXHIBIT A

APPROVED BROKER MANAGEMENT SYSTEMS

With Year 2000 Compliant Versions

BMS	Vendor name & address	Relationship Contact, Title, PH & eMail
Filogix (REAL/Easy)	Filogix PO Box 531 Hales Corners, WI 53130 (800) 732-5327	Jason Lo (800) 732-5327 Jason.lo@filogix.com www.guisoftware.com
Lone Wolf	Lone Wolf Software Penderis Computers, Inc. 1710 Bishop Street, Unit 2 Cambridge, Ontario Canada N1T 1T2 (519) 624-1236	Lorne Wallace President office@lwolf.com (519) 624-1236 www.lwolf.com
Lucero	Lucero Research Corporation 3191 So. White Mountain Rd Show Low, AZ 85901 (800) 862-8193	Glenn Hunter Vice President (800) 862-8193 ghunter@lucero.com www.lucerosummit.com
UDS	United Data Systems 959 Broad Street Augusta, GA 30901 (800) 241-2404	Chin Yu President (800) 241-2404 www.udsnet.com
DPN	DPN, Inc. 4631 Spring Mountain Las Vegas, NV 89102 (800) 955-3282	Bill Bevan Director, Sales & Mktg Sales@dpn.com (800) 955-3282 ext. 25
Top Dollar	Top Producer Systems 10651 Shellbridge Way, Ste. 155 Richmond, BC V6X2W8	Dale Smith, Product Manager (800) 444-8570 ext. 8156 dsmith@topproducer.com
Broker 2000	Decisions Inc. PO Box 2620 Sequim, WA 98382	John Selleck, President (800)397-0260 john@broker2000.com Judy Selleck judy@broker2000.com
DDE PREA Intranet Transaction Reporting System	PREA — contact the Affiliate Assistance Hotline (888) 732-5778 or (888)REAL-PRU	Not suggested for more than 20 transactions per month No management reports available

This information can be viewed on the Prudential Intranet website at www.prea.prudential.com

Broker Manager Tools/Databridge

Keyword for search: Databridge Vendors

EXHIBIT B

ORIGINAL LOCATIONS AND OTHER OFFICES

The following are the Franchisee’s Original Locations, Satellite Offices, Subdivision Sales Offices and administrative offices including the addresses and telephone numbers for each:

Primary Location	Office ID: 001:	Administrative Office	Office ID: 018:
8751 W. Broward Blvd. Ste. 500		8751 W. Broward Blvd. Ste. 500
Plantation, FL 33324		Plantation, FL 33324
Telephone:	(954)693-0100	Telephone:	(954)693-0100
Fax:	(954)693-0103	Fax:	(954)693-0103

Additional Location	Office ID: 003	Additional Location	Office ID: 006:
2020 Clubhouse Drive		2020 Clubhouse Drive
Sun City Center, FL 33573		Sun City Center, FL 33573
Telephone:	(813)642-1500	Telephone:	(813)642-1500
Fax:	(813)633-4815	Fax:	(813)633-4815

Additional Location	Office ID: 008	Additional Location	Office ID: 009:
13121 University Dr.		13121 University Dr.
Fort Myers, FL 33907		Fort Myers, FL 33907
Telephone:	(239)482-5700	Telephone:	(239)482-5700
Fax:	(239)482-7711	Fax:	(239)482-7711

Additional Location	Office ID: 012	Additional Location	Office ID: 013:
2363 SE Ocean Blvd		2363 SE Ocean Blvd
Stuart, FL 34996		Stuart, FL 34996
Telephone:	(772)283-2800	Telephone:	(772)283-2800
Fax:	(772)286-2548	Fax:	(772)286-2548

Additional Location	Office ID: 014	Additional Location	Office ID: 015:
1137 S. University Drive		1137 S. University Drive
Plantation, FL 33324		Plantation, FL 33324
Telephone:	(954)474-4000	Telephone:	(954)474-4000
Fax:	(954)474-4008	Fax:	(954)474-4008

Additional Location	Office ID: 017	Additional Location	Office ID: 019:
621 5th Avenue		621 5th Avenue
Naples, FL 34102		Naples, FL 34102
Telephone:	(239)659-2400	Telephone:	(239)659-2400
Fax:	(239)659-2414	Fax:	(239)659-2414

Additional Location	Office ID: 020	Additional Location	Office ID: 023:
2000 PGA Blvd. Suite 3110		2000 PGA Blvd. Suite 3110
Palm Beach Gardens, FL 33408		Palm Beach Gardens, FL 33408
Telephone:	(561)625-2700	Telephone:	(561)625-2700
Fax:	(561)625-2701	Fax:	(561)625-2701

1

Exhibit B continued

Additional Location	Office ID: 024	Additional Location	Office ID: 030:
7205 Estero Blvd.		7205 Estero Blvd.
Ft. Myers Beach, FL 33931		Ft. Myers Beach, FL 33931
Telephone:	(239)765-2400	Telephone:	(239)765-2400
Fax:	(239)765-2401	Fax:	(239)765-2401

Additional Location	Office ID: 033	Additional Location	Office ID: 034:
1150 South US Highway One		1150 South US Highway One
Jupiter, FL 33477		Jupiter, FL 33477
Telephone:	(561)354-1700	Telephone:	(561)354-1700
Fax:	(561)354-1701	Fax:	(561)354-1701

Additional Location	Office ID: 035	Additional Location	Office ID: 037:
877 East Palmetto Park Road		877 East Palmetto Park Road
Boca Raton, FL 33432		Boca Raton, FL 33432
Telephone:	(561)393-1955	Telephone:	(561)393-1955
Fax:	(561)393-1992	Fax:	(561)393-1992

Additional Location	Office ID: 038	Evergreen Office	Office ID: 004:
280 Vanderbilt Beach Road		280 Vanderbilt Beach Road
Naples, FL 34108		Naples, FL 34108
Telephone:	(239)598-6685	Telephone:	(239)598-6685
Fax:	(239)598-5689	Fax:	(239)598-5689

Evergreen Office	Office ID: 005	Evergreen Office	Office ID: 007:
3180 B Matecumbe Key		3180 B Matecumbe Key
Punta Gorda, FL 33955		Punta Gorda, FL 33955
Telephone:	(239)639-3388	Telephone:	(239)639-3388
Fax:	(239)639-0222	Fax:	(239)639-0222

Evergreen Office	Office ID: 021	Evergreen Office	Office ID: 022:
400 S. Collier Blvd.		400 S. Collier Blvd.
Marco Island, FL 34145		Marco Island, FL 34145
Telephone:	(239)394-2505	Telephone:	(239)394-2505
Fax:	(239)642-5895	Fax:	(239)642-5895

Evergreen Office	Office ID: 026	Evergreen Office	Office ID: 031:
13699 Tournament Drive		13699 Tournament Drive
Palm Beach Gardens, FL 33410		Palm Beach Gardens, FL 33410
Telephone:	(561)694-8500	Telephone:	(561)694-8500
Fax:	(561)694-9629	Fax:	(561)694-9629

Evergreen Office	Office ID: 032:	Evergreen Office	Office ID: 036:
5001 Coconut Point Road		5001 Coconut Point Road
Bonita Springs, FL 34134		Bonita Springs, FL 34134
Telephone:	TBD	Telephone:	TBD
Fax:	TBD	Fax:	TBD

[If more space is needed, please attach separate sheet]

2

EXHIBIT C

PRUDENTIAL REFERRAL SERVICES, INC.

BROKER TO BROKER REFERRAL
TERMS AND CONDITIONS

By signing below, Franchisee (“Broker” for purposes of this Exhibit) confirms that as of this date the referral service referred to in paragraph 9.01 of Broker’s Franchise Agreement with The Prudential Real Estate Affiliates, Inc. (“Prudential Real Estate”) is Prudential Referral Services, Inc. (“PRS”), and that the terms, conditions and general referral policies applicable to Franchisee as a participant in such referral service are as set forth below (for purposes of these Terms and Conditions, a “PRS Member” shall mean a real estate broker who has an executed Broker to Broker Referral Agreement or Broker to Broker Referral Terms and Conditions in effect with PRS):

1.                                       Designation of Broker; Referral Service Area.

PRS hereby designates Broker to perform brokerage referral services and other obligations and duties pursuant to these Terms and Conditions within the Referral Service Area (hereinafter “RSA”), which PRS, in its sole discretion, shall determine. The RSA is NON-EXCLUSIVE. PRS may designate or may have designated additional real estate brokers to perform services in or around the RSA at any time and from time to time. PRS may at any time and from time to time require Broker to submit such information as PRS may reasonably require regarding Broker’s service within the RSA. PRS in its sole and absolute discretion (without any requirement of reasonableness whatsoever) may at any time and from time to time modify the Broker’s RSA. PRS retains sole discretion to determine which PRS Members it chooses to deal with in or around the RSA. In cases of direct dealings between PRS Members, such Members have the sole right to determine which other Members they will deal with in or around the RSA.

Without limiting in any way PRS’ absolute right to alter the RSA as set forth above, Broker acknowledges that from time to time its RSA may be reduced at such time as new members are added to the PRS network.

2.                                       Responsibilities of Broker.

Broker agrees to the fol1owing specific terms and conditions:

a.                                        To follow and observe the rules and regulations of PRS relating in any way to the Terms and Conditions and all matters hereunder, as announced in writing by PRS (the “PRS Policy Manual”). The PRS Policy Manual may be amended from time to time by PRS in its sole discretion upon 30 days’ written notice to Broker and other PRS Members.

b.                                       To file such reports of referral activities and other matters related to performance under this contract as PRS may from time to time require under the PRS Policy Manual.

c.                                        To maintain all real estate licenses and registrations necessary to operate in good standing in all jurisdictions in the RSA.

d.                                       To maintain high standards of professional and business conduct.

e.                                        To exercise its best efforts to generate referrals.

f.                                         To provide all information required by PRS to be maintained in the PRS Directory (which will include a Broker profile, an RSA profile and an after hours telephone number), and to promptly advise PRS of all additions, changes, deletions and corrections in its operations as reflected in the PRS Directory.

3.                                       Referral Guidelines.

The parties shall abide by the following general referral guidelines:

a.                                        Broker shall use all reasonable efforts to send all outgoing referrals to a Prudential Real Estate affiliate (which term includes franchisees and company-owned offices, if any) or other PRS Member in the destination community, except as provided below. Any referral to an RSA shared by more than one Prudential Real Estate affiliate or other PRS Member shall be placed exclusively with one of those Prudential Real Estate affiliates or other Members. If there is no Prudential Real Estate affiliate or other PRS Member in the destination community, or if Broker’s customer requests that a non-PRS broker be utilized, Broker shall contact PRS for a broker recommendation and use reasonable efforts to place the outgoing referral with the recommended broker. If Broker’s customer specifically requests that a non-PRS broker be utilized in a designated community, then such a broker may be utilized.

b.                                       Broker agrees to use forms and procedures designated by PRS to process all Broker’s referrals in accordance with the PRS Policy Manual.

c.                                        Broker shall initiate all referrals by telephone to the destination broker and enter the referral information in a software program approved by PRS if available. If accepted, the destination broker shall use reasonable efforts to keep the origination broker informed of the referral status thereafter, as may be required by the PRS Policy Manual.

d.                                       Broker shall make reasonable efforts to send only qualified referrals in accordance with the PRS Policy Manual. A destination broker shall have 48 hours after contact from an origination broker to reject a referral. Such rejection shall be made in accordance with the PRS Policy Manual. If not rejected within 48 hours, the referral shall be deemed accepted. Referrals shall not be rejected unless the customer has previously been referred or acquired from another source and has been properly registered by the destination broker on such broker’s customer list, or the customer refuses the destination broker’s services. If a referral is rejected because the customer has previously been referred or acquired from another source, then the origination broker may not send such referral to another broker.

e.                                        In the event that the RSA is covered by more than one PRS Member, there shall be a co-listing in the PRS Directory.

f.                                         Primary responsibility for referral and relocation activity of Broker shall be performed by designated employees, who shall be available during norma1 business hours (and after hours at a telephone number listed in the PRS Directory) as required for the handling of incoming and outgoing referrals, in accordance with the PRS Policy Manual.

g.                                       Broker shall abide by the referral fee structure hereinafter set forth.

h.                                       Broker shall only be eligible to receive commercial real estate referrals if Broker has qualified for commercial real estate referrals in accordance with the PRS Policy Manual.

4.                                       Compensation to PRS, Referral Fees and Traffic Generation.

a.                                        Following the First Anniversary Year, Broker shall pay PRS an annual fee of Thirty-Five Dollars ($35.00) per full-time sales associate and full-time sales associate equivalent; provided that Broker’s minimum annual fee shall be Seven Hundred Fifty Dollars ($750.00) and Broker’s maximum annual fee shall be Seven Thousand Five Hundred Dollars ($7,500.00). This fee shall be payable quarterly pursuant to PRS invoice or the Broker may choose to pay the annual fee in advance with the first quarter invoice. In the event this Agreement is terminated prior to its natural expiration date and Broker is in good standing at the time, PRS shall refund to Broker the appropriate pro-rata share of the annual fee previously paid to PRS.

b.                                       PRS, Prudential Real Estate and their affiliated companies have created and are creating, and from time to time may terminate, certain programs to generate referral activity and specialized referral programs, including but not limited to, affinity relationships with various group (some of which may be or whose members may be located in Broker’s geographic area). Members of PRS are not guaranteed such referral; however, they are the preferred recipients of such referrals. Broker acknowledges and agrees that neither PRS, Prudential Real Estate nor their affiliated companies have any obligation to create such programs. The referral fee to be paid to PRS for any transaction from any such program shall be determined in FRS’s sole discretion at the time of the referral. However, the PRS member may decline the referral. If members do not accept any referral, PRS may offer that referral to non-members on terms no better than offered to the member.

c.                                        Unless otherwise agreed at the time of referral, the origination broker shall be entitled to a referral fee only on the transaction referred, No referral fee shall be payable to the origination broker on account of additional sales or purchases by such referred customer.

d.                                       Referral fees are due at the time of closing and PRS’s portion shall be forwarded by Broker directly and immediately in accordance with the PRS Policy Manual to PRS. On behalf of PRS, at Prudential Real Estate’s option, Prudential Real Estate may withdraw PRS’s portion of the referral fees payable hereunder directly from Broker’s “Depository Checking Account,” as defined in and in accordance with the procedures set forth in paragraph 9.04 of the Franchise Agreement.

e.                                        Referral fees shall be earned on all referrals which result in irrevocable transfer of title within 18 months from the date of the referral.

f.                                         The sums set forth in paragraph a. above, and in accordance with the PRS Policy Manual, may be increased by PRS, in its sole discretion, one time per year by an amount not to exceed twenty percent (20%) per annum cumulative.

g.                                       All delinquent payments of any sums due FRS are subject to a late charge of 15% per annum or the highest rate permitted by law, whichever is lower.

5.                                       Business Conferences.

Broker’s broker of record and other representatives may attend the PRB Business Conference, which will be held from time to time, at their own expense.

6.                                       Mandatory Reporting Requirements.

All Broker generated referrals, whether sent to a Prudential Real Estate affiliate, another PRS Member or non-PRS broker, all referrals received and information as to referrals converted shall be reported in accordance with the PRS Policy Manual. This reporting is mandatory.

7.                                       Competitor Organizations.

a.                                        While a PRS Member, Broker and any parent, subsidiary, or other affiliate of Broker agree that they shall not directly or indirectly join, belong to or be otherwise affiliated with any organization which operates a relocation marketing network or third party home purchase program which is similar to or in competition with the business of (i) PRS or (ii) any company affiliated with PRS which is in the relocation management business (in such context, “RM”) that requires Broker to send outgoing referrals to a non-PRS broker.

b.                                       Marketing efforts on behalf of a corporate client to market properties will not be deemed to be in competition with PRS, and marketing efforts on behalf of or to a corporate client for the purpose of obtaining listings or servicing home finding referrals will not be deemed to be in competition with PRS.

c.                                        Nothing herein shall prohibit Broker from belonging to a trade association or subscribing to relocation training as long as the trade association or the source of training is not a competitor of PRS.

d.                                       Broker is encouraged to solicit relocation business and to provide corporate calling services provided that neither the corporate caller nor Broker offers services independently as a substitute for services provided by PRS or RM and further provided that the calling does not conflict with existing contractual relationships between (i) PRS or RM and (ii) the corporation at the time the call is made.

8.                                       Advisory Board.

PRS has established an advisory board (“Advisory Board”) comprised of PRS Members in good standing, employees of PRS or its affiliates, and members of the industry. The Advisory Board consists of those individuals appointed by PRS from time to time and who agree to serve. The purpose of the Advisory Board is to plan and evaluate PRS programs and to make recommendations to PRS. The Advisory Board shall meet at such times and places as PRS may direct. All members of the Advisory Board are required to attend the Business Conference, and sha1l do so at their own expense.

9.                                       Dispute Resolution.

In the event that a dispute arises (other than a dispute regarding referral fees) between or among PRS Members (including without limitation Prudential Real Estate affiliates) with respect to PRS, these Terms and Conditions or any referrals or matters related hereto, such dispute, if it is unable to be resolved by PRS management. shall be submitted to a three-person arbitration committee comprised of members of the Advisory Board. Such committee shall evaluate the merits of the dispute and make recommendations to PRS, PRS shall consider such recommendations and issue a decision which shall be final and binding on the parties to the dispute. Each party shall bear all its own costs associated with such a dispute and a pro rata share of the costs and expenses of the arbitration committee. Unless otherwise agreed, all such arbitrations shall take place in Orange County, California.

All referral fee disputes shall be resolved in the sole discretion of the management of PRS, whose decision shall be final and binding as to all parties.

10.                                 Term and Termination.

a.                                        These Terms and Conditions are effective concurrently with Broker’s Franchise Agreement with Prudential Real Estate and shall continue thereafter until termination or expiration of the Franchise Agreement for any reason.

b.                                       Any and all fees, commissions or other funds earned by Broker with respect to referrals made prior to terminations shall be paid to Broker as though these Terms and Conditions have not been terminated.

c.                                        Upon termination of these Terms and Conditions, Broker shall promptly return all materials, software, manuals, forms or other written material, or any copies or duplicates thereof, relating to PRS to PRS headquarters.

d.                                       Termination of these Terms and Conditions by expiration or termination of the Franchise Agreement shall not entitle Broker to a refund of any funds previously paid to PRS.

11.                                 PRS Responsibilities.

a.                                        PRS shall provide Broker with the PRS Directory listing all PRS Members together with identification of the RSA served by each such member. PRS shall provide Broker with changes, additions, deletions and corrections on a regular basis. This may be done by electronic means (including but not limited to distribution upon computer disks which may require the purchase of specific hardware and computer programs) in the sole discretion of PRS.

b.                                       PRS from time to time will provide opportunities for further education in both relocation and referral management.

c.                                        PRS authorizes Broker to use the name “Prudential Referral Services”, PRS logo and other PRS service marks (co1lectively, the “PRS Service Marks”) only in connection with the relocation business of this network, as hereinafter described. Broker agrees not to use the PRS Service Marks for business or other purposes except as authorized in these Terms and Conditions, or with the express written consent of PRS. Broker acknowledges that PRS prescribes minimum standards respecting the nature and quality of the services provided by Broker in connection with which the PRS Service Marks are used. Nothing herein shall give Broker any right, title or interest in or to the PRS Service Marks, except a mere privilege and license during the term hereof to display and use the same strictly according to the limitations provided in these Terms and Conditions and the PRS Policy Manual, including without limitation identity standards. Broker agrees that as between Broker and PRS, the PRS Service Marks are the exclusive property of PRS. Upon request by PRS, Broker will execute a service mark license agreement reflecting the foregoing.

d.                                       PRS shall make available brochures, advertising and other materials or business materials which carry the PRS Service Marks, for purchase by Broker from PRS.

e.                                        If PRS makes software available to Broker (which it may do in its sole discretion), Broker shall be required to enter into a software license agreement with PRS, or its approved vendor, and utilize the approved software (the “PRS Approved Software”) in accordance with the PRS Policy Manual. PRS or its approved vendor may designate a monthly service fee for use of the PRS Approved Software. Use of the PRS Approved Software will require Broker to purchase, use and maintain certain computer hardware.

12.                                 Default.

A breach of Broker’s Franchise Agreement with Prudential Real Estate shall likewise be a default of this Agreement. A breach of this Agreement shall likewise be a default of Broker’s Franchise Agreement.

Broker shall be considered to be in default of this Agreement, for, but not limited to, the following reasons:

a.                                        Broker’s failure to pay PRS fees and annual dues;

b.                                       Broker’s failure to report pursuant to Paragraph 6 above or in accordance with the Policy Manual;

c.                                        Broker’s failure to pay referral fees due other brokers involved in a referral transaction;

d.                                       Broker’s failure to perform to industry standards, as determined by PRS in its reasonable business judgment.

e.                                        Broker’s violation of the terms of Paragraph 11c. above.

13.                                 Remedies of PRS.

In the event Broker defaults under this Agreement, as determined in Paragraph 12 above, PRS (a) shall remove Broker’s name from the PRS Directory and (b) shall not consider Broker for referrals processed through PRS. However, if Broker shall cure the default, then PRS shall reinstate Broker in the PRS Directory as of the next publication after the cure, and shall again consider Broker for referrals processed through PRS.

14.                                 Transfer of Membership.

Broker shall not represent to any potential investor or buyer or make or imply as a condition of sale of the assets or Broker’s company, that membership in PRS is a salable asset of Broker. In the event that Broker’s interest in its franchise agreement with Prudential Real Estate, and the franchise granted thereunder, is assigned or transferred in its entirety with the prior written consent of Prudential Real Estate pursuant to the terms of such Franchise Agreement, Broker’s membership in PRS, together with these Terms and Conditions, shall immediately be transferred and assigned to the assignee of the franchise upon such assignee’s written agreement to assume all obligations under such agreement, without the need for a re-application by the assignee for membership in PRS. Notice of such franchise assignment or transfer shall be given to PRS within five business days after the effective date of such assignment or transfer.

15.                                 General Provisions.

a.                                        Broker is not an agent of PRS. Broker is responsible for its dealings with customers, clients and referrals and will indemnify PRS and any other PRS member for any claims by such customers, clients and referrals arising out of such dealings.

b.                                       Any notice required or permitted under these Terms and Conditions shall be sent by U.S. Mail, certified, return receipt requested, or by reliable overnight delivery service, to the respective address set forth in the Franchise Agreement, and shall be effective as of three business days after deposit in the U.S. Mail, or on the next business day after delivery to such reliable overnight delivery service.

c.                                        No amendment, modification, alternation, waiver or course of dealing shall be binding unless done in writing as an addendum to this Agreement and signed by the parties hereto.

d.                                       These Terms and Conditions shall be governed by and construed in accordance with the laws of the State of California.

By signing below, Franchisee further agrees that PRS may enforce these Terms and Conditions in its own name.

IN WITNESS WHEREOF, the undersigned has executed these Terms and Conditions as of the Effective Date of the Franchise Agreement.

FRANCHISEE:

WATERMARK REALTY, INC.
a Florida corporation

BY: __/s/ Roger A. Herman_________________________
ITS: President

BY: __/s/ James Cullen_______________________
ITS: Vice President

EXHIBIT

D

NAMES AND ADDRESSES OF SOLE PROPRIETOR OR SHAREHOLDERS,
PARTNERS, PRJNCIPAL OFFICERS,

AND IF A LIMITED LIABILITY COMPANY, MEMBERS AND MANAGERS, AS APPLICABLE,

AND OTHER INFORMATION

Legal Name of Entity:	Watermark Realty, Inc.

d/b/a:	Prudential Florida WCI Realty

Address:	8751 W. Broward Boulevard, Suite 500, Plantation, Florida 33324

1.                             If Franchisee is a sole proprietorship, list below the name and residence address of the sole owner:

2.                             If Franchisee is a partnership, list below the names, residence addresses and respective percentage ownership interests in the partnership of each partner (and whether any partner is a managing partner) and submit a copy of the partnership agreement, if any, to The Prudentia1 Real Estate Affiliates., Inc. (if more space is required, attach additional sheets hereto):

a.	b.

__%	__%

c.	d.

__%	__%

EXHIBIT D, P.2

Legal Name of Entity:	Watermark Rea1ty, Inc.

d/b/a:	Prudential Florida WCI Realty

Address:	8751 W. Broward Boulevard, Suite 500,
Plantation, Florida 33324

3.                             If Franchisee is a corporation, list below the names, residence addresses and percentage ownership of each shareholder (if more space is required, attach additional sheets hereto):

a.	WCI Communities, Inc.	b.

24301 Walden Center Drive, Ste. 300

Bonita Springs, FL 34134

100%		__%

c.		d.

__%		__%

4.                             If Franchisee is a corporation, list below the names and residence addresses of each director of the corporation, if not previously provided herein (if more space is required, attach additional sheets hereto):

a.	Jerry L. Starkey	b.	James P. Dietz

	24301 Walden Center Drive		24301 Walden Center Drive

	Bonita Springs Florida 34134		Bonita Springs, Florida 34134

c.	David L. Fry	d.

Walden Center Drive

Bonita Springs, Florida 34134

EXHIBIT D, P3

Legal Name of Entity:	Watermark Rea1ty, Inc.

d/b/a:	Prudential Florida WCI Realty

Address:	8751 W. Broward Boulevard, Suite 500,
Plantation, Florida 33324

5.                          If Franchisee is a corporation, list below the names and residence addresses of each applicable executive officer (if necessary, list other corporate executive officers on additional sheets attached hereto):

a.	President	b.	Senior Vice President

	Roger Herman		Jerry Starkey

	8751 W. Broward		24301 Walden Center Drive

	Plantation, Florida 33324		Bonita Springs, Florida 34134

c.	Senior Vice President	d.	Vice President/Secretary:

	David L. Fry		Vivien N. Hastings

	24301 Walden Center Drive		24301 Walden Center Drive

	Bonita Springs, Florida 34134		Bonita Springs, Florida 34134

e.	Senior Vice President/Treasurer:	f.	Vice President/Assistant Secretary

	James P. Dietz		James D. Cullen

	24301 Walden Center Drive		24301 Walden Center Drive

	Bonita Springs, Florida 34134		Bonita Springs, Florida 34134

e.	Vice President:	f.	Vice President:

	Reinoldo Mesa		Steve Adelman

	8751 W. Broward		24301 Walden Center Drive

	Plantation, Florida 33324		Bonita Springs, Florida 34134

EXHIBIT D, P4

Legal Name of Entity:	Watermark Rea1ty, Inc.

d/b/a:	Prudential Florida WCI Realty

Address:	8751 W. Broward Boulevard, Suite 500,
Plantation, Florida 33324

6.                         If Franchisee is limited liability company, list below the names, residence addresses and respective percentage of ownership interests in the company of each manager (and whether any member is a managing member) and submit a copy of the management agreement, if any, to The Prudential Real Estate Affiliates, Inc. (if more space is required, attach additional sheets hereto):

a.	b.

__%	__%

c.	d.

__%	__%

7.                         If any legal entities have been listed at Items 2 or 3 above, list below the names, residence addresses and percentage of ownership of each shareholder, partner or holder of an equity interest therein (if more space is required, attach additional sheets hereto):

a.	WCI Communities, Inc.	b.

24301 Walden Center Drive, Ste. 300

Bonita Springs, FL 34134

__		__%

c.		d.

__%		__%

EXHIBIT D, P4

Legal Name of Entity:	Watermark Rea1ty, Inc.

d/b/a:	Prudential Florida WCI Realty

Address:	8751 W. Broward Boulevard, Suite 500,
Plantation, Florida 33324

8.                                       The term “Designated Equity Holders” paragraphs 10.02(b) and 10.03, shall mean the following individuals agreed to by Franchisor and Franchisee:

a.	See Renewal Amendment to Real Estate Brokerage Franchise Agreement dated March 4 2004

b.

FRANCHISEE INITIAL HERE	/s/ R. H.
/s/ J. C.